Exhibit 10.8

LEASE

BRITANNIA POINT EDEN

HAYWARD POINT EDEN I LIMITED PARTNERSHIP,

a Delaware limited partnership

as Landlord,

and

ARCUS BIOSCIENCES, INC.,

a Delaware corporation,

as Tenant.

HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

(i)	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

INDEX

Page(s)
Accountant	14
Advocate Arbitrators	8
Alterations	21
Base Building	20
Base Rent	8
Brokers	41
Building	4
Building Systems	20
Common Areas	4
Comparable Buildings	7
Contemplated Effective Date	27
Contemplated Transfer Space	27
Direct Expenses	9
Disputed Amounts	38
Energy Disclosure Information	19
Energy Disclosure Requirements	19
Estimate	13
Estimate Statement	13
Estimated Direct Expenses	13
Excepted Matters	41
Expense Year	9
First Refusal Notice	5
First Refusal Space	5
First Refusal Space Lease	6
Force Majeure	39
Generator	19
Intention to Transfer Notice	27
Landlord	1
Landlord Parties	23
Landlord Repair Obligations	20
L-C	32
L-C Amount	32
Lease	1
Lease Commencement Date	6
Lease Expiration Date	6
Lease Term	6
Lease Year	6
Lines	35
Mail	40
Net Worth	28
Neutral Arbitrator	8
Nine Month Period	27
Notices	40
Objectionable Name	36
Operating Expenses	9
Option Conditions	6
Option Rent	7
Option Term	6
Outside Agreement Date	7
Premises	4

(ii)	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

Page(s)
Project,	4
Sign Specifications	36
Statement	12
Subject Space	26
Summary	1
Tax Expenses	11
Tenant	1
Tenant Energy Use Disclosure	19
Tenant Signage	36
Tenant Work Letter	4
Tenant’s Accountant	13
Tenant’s Repair Obligations	20
Tenant’s Share	12
Transfer Notice	26
Transfer Premium	27
Transferee	26

(iii)	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

BRITANNIA POINT EDEN

LEASE

This Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and ARCUS BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE		DESCRIPTION

1.	Date:	September 30, 2015

2.	Premises (Article 1).

	2.1 Building:	Building E 3928 Point Eden Way Hayward, California 94545 Containing 41,111 rentable square feet of space (“RSF”)

	2.2 Premises:	Approximately 26,467 RSF with a street address of 3928 Point Eden Way, as further set forth in Exhibit A to the Lease.

3.	Lease Term (Article 2).

	3.1 Length of Term:	Eight (8) years.

	3.2 Lease Commencement Date:	The date the Premises are “Ready for Occupancy”, as defined in the Tenant Work Letter attached hereto as Exhibit B, which is anticipated to be May 1, 2016.

	3.3 Lease Expiration Date:	The day prior to the eighth (8th) anniversary of the Lease Commencement Date.

4.	Base Rent (Article 3):

Lease Year	Annualized Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per RSF
1	$984,572.40	$82,047.70	$3.10
2	$1,014,109.57	$84,509.13	$3.19
3	$1,044,532.86	$87,044.40	$3.29
4	$1,075,868.84	$89,655.74	$3.39
5	$1,108,144.91	$92,345.41	$3.49
6	$1,141,389.26	$95,115.77	$3.59
7	$1,175,630.94	$97,969.24	$3.70
8	$1,210,899.86	$100,908.32	$3.81
*	Note: Tenant shall have no obligation to pay any Base Rent for the Premises attributable to the first three (3) full calendar months of the Lease Term (the “Base Rent Abatement Period”); provided, however, Tenant shall be required to pay Tenant’s Share of Direct Expenses attributable to such period, as well as for all utilities and other services.

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5.	Tenant Improvement Allowance (Exhibit B):	$190.00 per RSF of the Premises (i.e., $5,028,730.00).

6.	Tenant’s Share (Article 4):	64.38%.

7.	Permitted Use (Article 5):

The Premises shall be used only for general office, warehouse research and development, engineering, and laboratory and vivarium uses, including, but not limited to, administrative offices and other lawful uses reasonably related to or incidental to such specified uses, all (i) consistent with first class life sciences projects in Hayward, California (“First Class Life Sciences Projects”), and (ii) in compliance with, and subject to, applicable laws and the terms of this Lease.

8.	Letter of Credit (Article 21):	$201,816.64.

9.	Parking (Article 28):	3.3 unreserved parking spaces for every 1,000 rentable square feet of the Premises, subject to the terms of Article 28 of the Lease.

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10.	Address of Tenant (Section 29.18):	Before the commencement of the Lease:

Arcus Biosciences, Inc. 240 East Grand Avenue, 2nd Floor South San Francisco, CA 94080 Attention: Chief Financial Officer

After the commencement of the Lease:

Arcus Biosciences, Inc. 3928 Point Eden Way Hayward, California 94545 Attention: Chief Financial Officer

11.	Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.

12.	Broker(s) (Section 29.24):	Kidder Mathews and CBRE, Inc.

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1.    PREMISES, BUILDING, PROJECT, AND COMMON AREAS.

1.1    Premises, Building, Project and Common Areas.

1.1.1    The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto. The outline of the “Building” and the “Project,” as those terms are defined in Section 1.1.2 below, are further depicted on the Site Plan attached hereto as Exhibit A. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below, and that the square footage of the Premises shall be as set forth in Section 2.1 of the Summary of Basic Lease Information. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Building and Premises have not undergone inspection by a Certified Access Specialist (CASp). Landlord shall deliver the Premises to Tenant in good, vacant (with all racks and items thereon in the receiving area removed), broom clean condition, in compliance with all laws, with the roof water-tight and shall cause the plumbing, electrical systems, fire sprinkler system, lighting, and all other building systems serving the Premises in good operating condition and repair on or before the Lease Commencement Date, or such earlier date as Landlord and Tenant mutually agree. Landlord will be responsible for causing the exterior of the Building, the existing Building entrances, and all exterior Common Areas (including required striping and handicapped spaces in the parking areas) to be in compliance with Applicable Laws, ADA and parking requirements, to the extent required to allow the legal occupancy of the Premises or completion of the Tenant Improvements.

1.1.2    The Building and The Project. The Premises constitutes the space set forth in Section 2.1 of the Summary (the “Building”). The Building is part of an office/laboratory project currently known as “Britannia Point Eden.” The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, (iii) the other office/laboratory buildings located at Britannia Point Eden, and the land upon which such adjacent office/laboratory buildings are located, and (iv) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project (provided that any such additions do not increase Tenant’s obligations under this Lease).

1.1.3    Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project, which shall include the shipping and receiving area in the Building (such areas, together with such other portions of the Project designated by Landlord, in its discretion, are collectively referred to herein as the “Common Areas”). Landlord shall maintain and operate the Common Areas, including all sprinkler and other systems serving the Common Areas, in a first class manner, and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may reasonably make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that in connection therewith Landlord will use commercially reasonable efforts to minimize any interference with Tenant’s use of and access to the Premises and parking areas. Landlord agrees to

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utilize commercially reasonable efforts to operate and maintain the cafe and gym currently located at the Project throughout the Lease Term; provided, however, Tenant nevertheless acknowledges herby that if despite such commercially reasonable efforts Landlord is unable for any reason to maintain continuous operation of such amenities during the Lease Term, in no event shall such failure be deemed a default of the Lease, nor shall such failure impact the validity of this Lease and Landlord shall not be subject to any liability for such failure.

1.2    Rentable Square Feet of Premises. The rentable square footage of the Premises is hereby deemed to be as set forth in Section 2.2 of the Summary, and shall not be subject to measurement or adjustment during the Lease Term.

1.3    Right of First Refusal.

1.3.1    Right of First Refusal. Subject to the terms and conditions of this Section 1.3, Landlord hereby grants to Tenant one-time right of first refusal during the initial Lease Term with respect to each of the following spaces: (i) any space in the Building immediately adjacent to the initial Premises, and (ii) any space in the buildings adjacent to the Building known as 3956 Point Eden Way and 3960 Point Eden Way (collectively, the “First Refusal Space”). Notwithstanding the foregoing, such first refusal right of Tenant as to each First Refusal Space shall commence only following the expiration or earlier termination of the existing leases of such First Refusal Space (including renewals of any such lease, irrespective of whether any such renewal is currently set forth in such lease or is subsequently granted or agreed upon, and regardless of whether such renewal is consummated pursuant to a lease amendment or a new lease). Such right of first refusal shall be subordinate to all rights of other tenants of the Project, which rights relate to the First Refusal Space and are set forth in leases of space in the Project existing as of the date hereof, including, without limitation, any expansion, first offer, first refusal, first negotiation and other rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to a lease amendment or a new lease.

1.3.2    Procedure for Lease.

1.3.2.1    Procedure for Offer. Subject to the terms hereof, Landlord shall notify Tenant (the “First Refusal Notice”) prior to entering into any lease with a third party for each First Refusal Space, which notice shall include base rent, allowance amounts if any, length of term, and other economic terms on which Landlord would be willing to lease the First Refusal Space to a third-party and upon which a third party would be willing to lease each First Refusal Space, as evidenced by a copy of the proposed term sheet with the third party containing the terms upon which Landlord is willing to enter into a lease with the third party, redacted to eliminate the name of the third party (the “Fundamental Terms”). Pursuant to such First Refusal Notice, Landlord shall offer to lease to Tenant the applicable First Refusal Space on the Fundamental Terms.

1.3.2.2    Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first refusal with respect to the First Refusal Space described in the First Refusal Notice, then within five (5) business days after delivery of the First Refusal Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s irrevocable exercise of its right of first refusal with respect to all of the First Refusal Space described in the First Refusal Notice on the Fundamental Terms provided for therein. If Tenant does not so notify Landlord within such five (5) business day period of Tenant’s exercise of its first refusal right, then Landlord shall be free to lease the space described in the First Refusal Notice to anyone to whom Landlord desires on terms that, on a net effective basis, are not more than ten percent (10%) more favorable to the tenant than the Fundamental Terms provided in the First Offer Notice. Prior to entering into a lease on terms more than ten percent (10%) more favorable than the Fundamental Terms, Landlord shall first re-offer such space to Tenant on such more favorable terms, as provided in this Section 1.3.

1.3.2.3    Construction In First Refusal Space. Subject to the Fundamental Terms provided to Tenant for the First Refusal Space, Tenant shall take the First Refusal Space in its “as is” condition, and Landlord shall not be obligated to provide or pay for any improvement of the First Refusal Space. For the avoidance of doubt, if the Fundamental Terms include a tenant improvement allowance or turn-key build out, Tenant shall receive the same allowance or turn-key build out, as applicable.

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1.3.2.4    Lease of First Refusal Space. If Tenant timely exercises Tenant’s right of first refusal to lease First Refusal Space as set forth herein, Landlord and Tenant shall within fifteen (15) days after receipt of Landlord’s first draft of an amendment accurately setting forth the Fundamental Terms and not containing any new material terms, enter an amendment to this Lease (the “First Refusal Space Amendment”) for such First Refusal Space pursuant to this Section 1.3. Tenant’s lease of such First Refusal Space shall be upon the express terms set forth in the First Refusal Notice, but otherwise upon the same general terms and conditions set forth in this Lease and this Section 1.3. The First Refusal Space Lease shall not contain the rights set forth in Section 2.2, below, unless such rights were set forth in the First Refusal Notice. The term of Tenant’s lease of the First Refusal Space shall commence on the date set forth in the First Refusal Notice (provided that such commencement date shall in no event be earlier than the date of Landlord’s delivery of the applicable First Refusal Space to Tenant), and shall expire on the applicable date set forth in the First Refusal Notice.

1.3.2.5    Termination of First Refusal Right. The rights contained in this Section 1.3 may only be exercised if the Tenant or a Permitted Transferee then occupies at least seventy five percent (75%) of the Premises. The right of first refusal granted herein shall terminate as to particular First Refusal Space upon Tenant’s failure to timely exercise its right of first refusal with respect to such particular First Refusal Space, subject to Section 1.3.2.2 above. The right to lease First Refusal Space as provided in this Section 1.3 may not be exercised if, as of the date of the attempted exercise of the expansion option by Tenant, or, at Landlord’s option, as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in default under this Lease, beyond any applicable notice and cure period.

2.    LEASE TERM; OPTION TERM.

2.1    Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof. Notwithstanding the foregoing, if Landlord has not delivered possession of the Premises in the condition required by Section 1.1.1, above, (1) on or before July 1, 2016, then, as Tenant’s sole remedy for such delay, the date Tenant is otherwise obligated to commence payment of rent shall be delayed by one day for each two (2) days that the delivery date is delayed beyond such date, (2) on or before August 1, 2016, then, as Tenant’s sole remedy for such delay (in addition to the delay in subpart (1)), the date Tenant is otherwise obligated to commence payment of rent shall be delayed by one additional day for each day that the delivery date is delayed beyond such date, or (3) October 1, 2016, then, Tenant shall also have the right to terminate this Lease by written notice thereof to Landlord, whereupon any monies previously paid by Tenant to Landlord shall be reimbursed to Tenant. The foregoing dates shall be extended to the extent of any delays in delivery of possession caused by Tenant Delay, as provided in Section 1(j) of the Tenant Work Letter, war, terrorism, acts of God, natural disaster, civil unrest, governmental strike or area-wide or industry-wide labor disputes, inability to obtain services, labor, or materials or reasonable substitutes therefor, or delays due to utility companies that are not the result of any action or inaction of Landlord.

2.2    Option Term.

2.2.1    Option Right. Landlord hereby grants to the Original Tenant, and its “Permitted Assignees”, as that term is defined in Section 14.8, below, two (2) options to extend the Lease Term for a period of three (3) years (each an “Option Term”), which options shall be irrevocably exercised only by written notice delivered by Tenant to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the then Lease Term, provided that the following conditions (the “Option Conditions”) are satisfied: (i) as of the date of delivery of such notice, Tenant is not in default under this Lease, after the expiration of any applicable notice and cure period; (ii) Tenant has not previously been in default

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under this Lease, after the expiration of any applicable notice and cure period, more than twice in the twelve (12) month period prior to the date of Tenant’s attempted exercise; and (iii) the Lease then remains in full force and effect. Landlord may, at Landlord’s option, exercised in Landlord’s sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect. Upon the proper exercise of such option to extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Lease Term, as it applies to the Premises, shall be extended for a period of three (3) years. The rights contained in this Section 2.2 shall be personal to Original Tenant and any Permitted Assignees, and may be exercised by Original Tenant or such Permitted Assignees (and not by any assignee, sublessee or other “Transferee,” as that term is defined in Section 14.1 of this Lease, of Tenant’s interest in this Lease). Notwithstanding any contrary provision of this Section 2.2, in no event may Tenant exercise its right to extend the Lease Term for the second (2nd) Option Term under this Section 2.2 if Tenant fails to timely exercise its right to extend the initial Lease Term for the first (1st) Option Term under this Section 2.2.

2.2.2    Option Rent. The annual Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the “Fair Rental Value,” as that term is defined below, for the Premises as of the commencement date of the Option Term. The “Fair Rental Value,” as used in this Lease, shall be equal to the annual rent per rentable square foot (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, with a comparable level of improvements (excluding any property that Tenant would be allowed to remove from the Premises at the termination of the Lease), for a comparable lease term, in an arm’s length transaction, which comparable space is located in the “Comparable Buildings,” as that term is defined in this Section 2.2.2, below (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”), taking into consideration the following concessions (the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office/lab user other than Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Rental Value, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to extend the Lease Term, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space. The Concessions shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant. The term “Comparable Buildings” shall mean the Building and those other life sciences buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation of to the building), quality of construction, level of services and amenities, size and appearance, and are located in Hayward, California and the surrounding commercial area.

2.2.3    Determination of Option Rent. In the event Tenant timely and appropriately exercises an option to extend the Lease Term, Landlord shall notify Tenant of Landlord’s determination of the Option Rent within thirty (30) days thereafter. If Tenant, on or before the date which is ten (10) days following the date upon which Tenant receives Landlord’s determination of the Option Rent, in good faith objects to Landlord’s determination of the Option Rent, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then Tenant shall have the right to withdraw its exercise of the option by delivering written notice thereof to Landlord within five (5) days thereafter, in which event Tenant’s right to extend the Lease pursuant to this Section 2.2 shall be of no further force or effect. If Tenant does not withdraw its exercise of the extension option, each party shall make a separate determination of the Option Rent, as the case may be, within ten (10) days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.3.1 through 2.2.3.7, below. If Tenant fails to object to Landlord’s determination of the Option Rent within the time period set forth herein, then Tenant shall be deemed to have objected to Landlord’s determination of Option Rent.

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2.2.3.1    Landlord and Tenant shall each appoint one arbitrator who shall be a real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the appraisal of other class A life sciences buildings located in the Hayward market area. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 2.2.2 of this Lease, as determined by the arbitrators. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

2.2.3.2    The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

2.2.3.3    The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent, and shall notify Landlord and Tenant thereof.

2.2.3.4    The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

2.2.3.5    If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of Alameda County to appoint such Advocate Arbitrator subject to the criteria in Section 2.2.3.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

2.2.3.6    If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of Alameda County to appoint the Neutral Arbitrator, subject to criteria in Section 2.2.3.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

2.2.3.7    The cost of the arbitration shall be paid by Landlord and Tenant equally.

2.2.3.8    In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.

3.    BASE RENT. Tenant shall pay, without prior notice or demand, to Landlord at the address set forth in Section 4 of the Summary, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of

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such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

4.    ADDITIONAL RENT.

4.1    General Terms.

4.1.1    Direct Expenses; Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively, allocable to the Building as described in Section 4.3. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.1.2    Triple Net Lease. Landlord and Tenant acknowledge that, to the extent provided in this Lease, it is their intent and agreement that this Lease be a “TRIPLE NET” lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for the costs and expenses reasonably associated with this Lease, the Building and the Project, and Tenant’s operation therefrom to the extent provided in this Lease. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent.

4.2    Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1    Intentionally Deleted.

4.2.2    ”Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.3    ”Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4    ”Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing and maintaining the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which are reasonably likely to increase Operating Expenses during the Lease Term, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project and Premises as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance; (vi) management and/or incentive fees, consulting fees, legal fees and accounting fees, of all contractors and consultants

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in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any easement pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses or to enhance the safety or security of the Project or its occupants, (B) which are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, or (D) which are required under any governmental law or regulation; provided, however, that any capital expenditure shall be amortized (including reasonable interest on the amortized cost) over the reasonable useful life of such capital item; and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below, and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions and restrictions affecting the property, and reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Property (collectively, “Underlying Documents”). Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a)    costs, including legal fees, space planners’ fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(b)    except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;

(c)    costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else, electric power costs for which any tenant directly contracts with the local public service company and costs of utilities and services provided to other tenants that are not provided to Tenant;

(d)    any bad debt loss, rent loss, or reserves for bad debts or rent loss or other reserves to the extent not used in the same year;

(e)    costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

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(f)    the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

(g)    amount paid as ground rental for the Project by the Landlord;

(h)    except for a property management fee not to exceed three percent (3%) of gross revenues, overhead and profit increment paid to the Landlord, and any amounts paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i)    any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord (other than as direct reimbursement for costs which, if incurred directly by Landlord, would properly be included in Operating Expenses);

(j)    rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing engineering, janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(k)    all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(l)    any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(m)    rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

(n)    costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors in connection with this Lease;

(o)    costs incurred to comply with laws relating to the removal or remediation of hazardous material (as defined under applicable law), and any costs of fines or penalties relating to the presence of hazardous material, in each case to the extent not brought into the Building or Premises by Tenant or any Tenant Parties;

(p)    costs to correct any construction defect in the Project or to remedy any violation of a covenant, condition, restriction, underwriter’s requirement or law that exists as of the Lease Commencement Date;

(q)    capital costs occasioned by casualties or condemnation.

(r)    legal fees, accountants’ fees (other than normal bookkeeping expenses) and other expenses incurred in connection with disputes of tenants or other occupants of the Project or associated with the enforcement of the terms of any leases with tenants or the defense of Landlord’s title to or interest in the Project or any part thereof;

(s)    costs incurred due to a violation by Landlord or any other tenant of the Project of the terms and conditions of a lease; and

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(t)    self-insurance retentions

4.2.5    Taxes.

4.2.5.1    ”Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

4.2.5.2    Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises or the improvements thereon.

4.2.5.3    Any costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred. Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses. Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, transfer taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, (iv) assessments in excess of the amount which would be payable if such assessment expense were paid in installments over the longest permitted term; (v) taxes imposed on land and improvements other than the Project; and (vi) tax increases resulting from the improvement of any of the Project for the sole use of other occupants.

4.2.6    ”Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.

4.3    Allocation of Direct Expenses. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be shared between the Building and the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consist of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the Building (as opposed to other buildings in the Project). Such portion of Direct Expenses allocated to the Building shall include all Direct Expenses attributable solely to the Building and a pro rata portion of the Direct Expenses attributable to the Project as a whole, and shall not include Direct Expenses attributable solely to other buildings in the Project.

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4.4    Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant’s Share of Direct Expenses for each Expense Year.

4.4.1    Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant within five (5) months following the end of each Expense Year, a statement (the “Statement”) which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant’s Share of Direct Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due that is at least thirty (30) days thereafter, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Direct Expenses,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall immediately pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the earlier of the expiration of the applicable Expense Year or the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date which are attributable to any Expense Year (provided that Landlord delivers Tenant a bill for such amounts within two (2) years following Landlord’s receipt of the bill therefor).

4.4.2    Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due that is at least thirty (30) days thereafter, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5    Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

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4.6    Landlord’s Books and Records. Within one hundred twenty (120) days after receipt by Tenant of a Statement, if Tenant disputes the amount of Additional Rent set forth in the Statement, a member of Tenant’s finance department, or an independent certified public accountant (which accountant is a member of a nationally recognized accounting firm and is not working on a contingency fee basis) (“Tenant’s Accountant”), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records with respect to the Statement at Landlord’s offices, provided that there is no existing Event of Default and Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be. In connection with such inspection, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant’s failure to dispute the amount of Additional Rent set forth in any Statement within one hundred twenty (120) days of Tenant’s receipt of such Statement shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, Tenant still disputes such Additional Rent, a determination as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Accountant”) selected by Landlord and subject to Tenant’s reasonable approval; provided that if such Accountant determines that Direct Expenses were overstated by more than five percent (5%), then the cost of the Accountant and the cost of such determination shall be paid for by Landlord, and Landlord shall reimburse Tenant’s the cost of the Tenant’s Accountant (provided that such cost shall be a reasonable market cost for such services). Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Direct Expenses payable by Tenant.

5.    USE OF PREMISES.

5.1    Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

5.2    Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use or permit any person or persons to use, the Premises or any part thereof for any use or purpose in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect. Landlord shall have the right to impose reasonable, nondiscriminatory and customary rules and regulations regarding the use of the Project that do not unreasonably interfere with Tenant’s use of the Premises, as reasonably deemed necessary by Landlord with respect to the orderly operation of the Project, and Tenant shall comply with such reasonable rules and regulations. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant’s rights and obligations under the Lease and Tenant’s use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project, so long as the same do not unreasonably interfere with Tenant’s use of the Premises or parking rights or materially increase Tenant’s obligations or decrease Tenant’s rights under this Lease.

5.3    Hazardous Materials.

5.3.1    Tenant’s Obligations.

5.3.1.1    Prohibitions. As a material inducement to Landlord to enter into this Lease with Tenant, Tenant has fully and accurately completed Landlord’s Pre-Leasing Environmental Exposure Questionnaire (the “Environmental Questionnaire”), which is attached as Exhibit E. Tenant agrees that except for those chemicals or materials, and their respective quantities, specifically listed on the Environmental Questionnaire (as the same may be updated from time to time as provided below), neither Tenant nor Tenant’s

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employees, contractors and subcontractors of any tier, entities with a contractual relationship with Tenant (other than Landlord), or any entity acting as an agent or sub-agent of Tenant (collectively, “Tenant’s Agents”) will produce, use, store or generate any “Hazardous Materials,” as that term is defined below, on, under or about the Premises, nor cause any Hazardous Material to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or “Released,” as that term is defined below, on, in, under or about the Premises. If any information provided to Landlord by Tenant on the Environmental Questionnaire, or otherwise relating to information concerning Hazardous Materials is intentionally false, incomplete, or misleading in any material respect, the same shall be deemed a default by Tenant under this Lease. Upon Landlord’s request, or in the event of any material change in Tenant’s use of Hazardous Materials in the Premises, Tenant shall deliver to Landlord an updated Environmental Questionnaire at least once a year. Tenant shall notify Landlord prior to using any Hazardous Materials in the Premises not described on the initial Environmental Questionnaire, and, to the extent such use would, in Landlord’s reasonable judgment, cause a material increase in the risk of liability compared to the uses previously allowed in the Premises, such additional use shall be subject to Landlord’s prior consent, which may be withheld in Landlord’s reasonable discretion. Tenant shall not install or permit Tenant’s Agents to install any underground storage tank on the Premises. For purposes of this Lease, “Hazardous Materials” means all flammable explosives, petroleum and petroleum products, waste oil, radon, radioactive materials, toxic pollutants, asbestos, polychlorinated biphenyls (“PCBs”), medical waste, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation any chemical, element, compound, mixture, solution, substance, object, waste or any combination thereof, which is or may be hazardous to human health, safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, or defined as, regulated as or included in, the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any Environmental Laws. For purposes of this Lease, “Release” or “Released” or “Releases” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into the environment. Landlord acknowledges that Tenant will be installing and using fume hoods in the Premises and that emissions of Hazardous Materials into the air in compliance with all Environmental Laws shall not be considered Releases.

5.3.1.2    Notices to Landlord. Tenant shall notify Landlord in writing as soon as possible but in no event later than five (5) days after (i) the occurrence of any actual, alleged or threatened Release of any Hazardous Material in, on, under, from, about or in the vicinity of the Premises (whether past or present), regardless of the source or quantity of any such Release, or (ii) Tenant becomes aware of any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to or potentially affecting the Premises, or (iii) Tenant becomes aware of any claims by any person or entity relating to any Hazardous Materials in, on, under, from, about or in the vicinity of the Premises, whether relating to damage, contribution, cost recovery, compensation, loss or injury. Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as “Hazardous Materials Claims”. Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any Hazardous Materials Claims. Additionally, Tenant shall promptly advise Landlord in writing of Tenant’s discovery of any occurrence or condition on, in, under or about the Premises that could subject Tenant or Landlord to any liability, or restrictions on ownership, occupancy, transferability or use of the Premises under any “Environmental Laws,” as that term is defined below. Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Materials Claims without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements which are binding on Landlord or the Premises without Landlord’s prior written consent. Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Materials Claim. For purposes of this Lease, “Environmental Laws” means all applicable present and future laws relating to the protection of human health, safety, wildlife or the environment, including, without limitation, (i) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Materials, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; and (ii) all requirements pertaining to the health and safety of employees or the public.

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Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC § 5101, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC § 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251, et seq., the Clean Air Act of 1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC § 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC §§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC § 651 et seq., the Oil Pollution Act of 1990, 33 USC § 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC § 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC § 136 et seq., California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq., Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code, §§ 25500 et seq., Underground Storage of Hazardous Substances provisions, California Health & Safety Code, §§ 25280 et seq., California Hazardous Waste Control Law, California Health & Safety Code, §§ 25100 et seq., and any other state or local law counterparts, as amended, as such applicable laws, are in effect as of the Lease Commencement Date, or thereafter adopted, published, or promulgated.

5.3.1.3    Releases of Hazardous Materials. If any Release of any Hazardous Material in, on, under, from or about the Premises shall occur at any time during the Lease by Tenant or Tenant’s Agents, in addition to notifying Landlord as specified above, Tenant, at its own sole cost and expense, shall (i) immediately comply with any and all reporting requirements imposed pursuant to any and all Environmental Laws, (ii) provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements, (iii) take any and all necessary investigation, corrective and remedial action in accordance with any and all applicable Environmental Laws, utilizing an environmental consultant approved by Landlord, all in accordance with the provisions and requirements of this Section 5.3, including, without limitation, Section 5.3.4, and (iv) take any such additional investigative, remedial and corrective actions as Landlord shall in its reasonable discretion deem necessary such that the Premises are remediated to the condition existing prior to such Release.

5.3.1.4    Indemnification.

5.3.1.4.1    In General. Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant shall be solely responsible for and shall protect, defend, indemnify and hold the Landlord Parties harmless from and against any and all claims, judgments, losses, damages, costs, expenses, penalties, enforcement actions, taxes, fines, remedial actions, liabilities (including, without limitation, actual attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs) including, without limitation, consequential damages and sums paid in settlement of claims, which arise during or after the Lease Term, whether foreseeable or unforeseeable, that arise during or after the Lease Term in whole or in part, foreseeable or unforeseeable, directly or indirectly arising out of or attributable to the Release of Hazardous Materials in, on, under or about the Premises by Tenant or Tenant’s Agents.

5.3.1.4.2    Limitations. Notwithstanding anything in Section 5.3.1.4, above, to the contrary, Tenant’s indemnity of Landlord as set forth in Section 5.3.1.4, above, shall not be applicable to claims based upon Hazardous Materials not Released by Tenant or Tenant’s Agents.

5.3.1.4.3    Landlord Indemnity. Under no circumstance shall Tenant be liable for, and Landlord shall indemnify, defend, protect and hold harmless Tenant and Tenant’s Agents from and against, all losses, costs, claims, liabilities and damages (including attorneys’ and consultants’ fees) arising out of any Hazardous Materials that exist in, on or about the Project as of the date hereof, or Hazardous Material Released by Landlord or any Landlord Parties. Landlord will provide Tenant with any Hazardous Material reports relating to the Building that Landlord has in its immediate possession. The provision of such reports shall be for informational purposes only, and Landlord does not make any representation or warranty as to the correctness or completeness of any such reports.

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5.3.1.5    Compliance with Environmental Laws. Without limiting the generality of Tenant’s obligation to comply with applicable laws as otherwise provided in this Lease, Tenant shall, at its sole cost and expense, comply with all Environmental Laws related to the use of Hazardous Materials by Tenant and Tenant’s Agents. Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Materials used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises. Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management plans and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant’s use of Hazardous Materials. Upon request of Landlord, Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant’s activities involving Hazardous Materials and showing to Landlord’s satisfaction compliance with all Environmental Laws and the terms of this Lease.

5.3.2    Assurance of Performance.

5.3.2.1    Environmental Assessments In General. Landlord may, but shall not be required to, engage from time to time such contractors as Landlord determines to be appropriate (and which are reasonably acceptable to Tenant) to perform environmental assessments of a scope reasonably determined by Landlord (an “Environmental Assessment”) to ensure Tenant’s compliance with the requirements of this Lease with respect to Hazardous Materials.

5.3.2.2    Costs of Environmental Assessments. All costs and expenses incurred by Landlord in connection with any such Environmental Assessment initially shall be paid by Landlord; provided that if any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Section 5.3, then all of the costs and expenses of such Environmental Assessment shall be reimbursed by Tenant as Additional Rent within thirty (30) days after receipt of written demand therefor.

5.3.3    Tenant’s Obligations upon Surrender. At the expiration or earlier termination of the Lease Term, Tenant, at Tenant’s sole cost and expense, shall: (i) cause an Environmental Assessment of the Premises to be conducted in accordance with Section 15.3; (ii) cause all Hazardous Materials brought onto the Premises by Tenant or Tenant’s Agents to be removed from the Premises and disposed of in accordance with all Environmental Laws and as necessary to allow the Premises to be used for the purposes allowed as of the date of this Lease; and (iii) cause to be removed all containers installed or used by Tenant or Tenant’s Agents to store any Hazardous Materials on the Premises, and cause to be repaired any damage to the Premises caused by such removal.

5.3.4    Clean-up.

5.3.4.1    Environmental Reports; Clean-Up. If any written report, including any report containing results of any Environmental Assessment (an “Environmental Report”) shall indicate (i) the presence of any Hazardous Materials as to which Tenant has a removal or remediation obligation under this Section 5.3, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the “Clean-up”) of any Hazardous Materials is required, Tenant shall immediately prepare and submit to Landlord within thirty (30) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord’s written approval, specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises are restored to the conditions required by this Lease. Upon Landlord’s approval of the Clean-up plan, Tenant shall, at Tenant’s sole cost and expense, without limitation on any rights and remedies of Landlord under this Lease, immediately implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-Up Hazardous Materials in accordance with all applicable laws. If, within thirty (30) days after receiving a copy of such Environmental Report, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such thirty-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up recommended by the Environmental Report or required by any governmental authority having jurisdiction over the Premises, and recover all of the costs and expenses thereof from Tenant as Additional Rent, payable within ten (10) days after receipt of written demand therefor.

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5.3.4.2    No Rent Abatement. Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up, and shall not be entitled to any reduction, offset or deferral of any Base Rent or Additional Rent due or accruing under this Lease during any such Clean-up.

5.3.4.3    Surrender of Premises. Tenant shall complete any Clean-up prior to surrender of the Premises upon the expiration or earlier termination of this Lease. Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action of any kind is required for the unrestricted use of the Premises (“Closure Letter”). Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained in connection with Hazardous Materials used by Tenant or Tenant’s Agents in accordance with applicable laws.

5.3.4.4    Failure to Timely Clean-Up. Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not receive the Closure Letter and any governmental approvals required under Environmental Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease, then, commencing on the later of the termination of this Lease and three (3) business days after Landlord’s delivery of notice of such failure and that it elects to treat such failure as a holdover, Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Article 16) until Tenant has fully complied with its obligations under this Section 5.3.

5.3.5    Confidentiality. Unless compelled to do so by applicable law, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding the environmental condition of the Premises to any Person (other than Tenant’s consultants, attorneys, property managers, employees, shareholders and potential and actual investors, lenders, business and merger partners, subtenants and assignees that have a need to know such information), including any governmental authority, without the prior written consent of Landlord. In the event Tenant reasonably believes that disclosure is compelled by applicable law, it shall provide Landlord ten (10) days’ advance notice of disclosure of confidential information so that Landlord may attempt to obtain a protective order. Tenant may additionally release such information to bona fide prospective purchasers or lenders, subject to any such parties’ written agreement to be bound by the terms of this Section 5.3.

5.3.6    Copies of Environmental Reports. Within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all environmental assessments, audits, studies and reports regarding Tenant’s activities with respect to the Premises, or ground water beneath the Land, or the environmental condition or Clean-up thereof. Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials.

5.3.7    Signs, Response Plans, Etc. Tenant shall be responsible for posting on the Premises any signs required under applicable Environmental Laws with respect to the use of Hazardous Materials by Tenant or Tenant’s Agents. Tenant shall also complete and file any business response plans or inventories required by any applicable laws. Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.

5.3.8    Survival. Each covenant, agreement, representation, warranty and indemnification made by Tenant set forth in this Section 5.3 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of Tenant’s obligations under this Section 5.3 have been completely performed and satisfied.

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6.    SERVICES AND UTILITIES.

6.1    In General. Landlord will be responsible, at Tenant’s sole cost and expense (subject to the terms of Section 4.2.4, above), for the furnishing of heating, ventilation and air-conditioning, electricity, water, and interior Building security services to the Premises. Landlord shall not provide janitorial or telephone services for the Premises. Tenant shall be solely responsible for performing all janitorial services and other cleaning of the Premises, all in compliance with applicable laws. The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with First Class Life Sciences Projects.

Tenant shall cooperate fully with Landlord at all times and abide by all reasonable regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems. Provided that Landlord agrees to provide and maintain and keep in continuous service utility connections to the Project, including electricity, water and sewage connections, Landlord shall have no obligation to provide any services or utilities to the Building, including, but not limited to heating, ventilation and air-conditioning, electricity, water, telephone, janitorial and interior Building security services, except as set forth in this Section 6.1, above.

6.2    Tenant Payment of Utilities Costs. To the extent that any utilities (including without limitation, electricity, gas, sewer and water) to the Building are separately metered or sub-metered to the Premises, such utilities shall either be contracted for and paid directly by Tenant to the applicable utility provider, or reimbursed by Tenant to Landlord within thirty (30) days after billing. To the extent that any utilities (including without limitation, electricity, gas, sewer and water) to the Building are not separately metered to the Premises, then Tenant shall pay to Landlord, within thirty (30) days after billing, an equitable portion of the Building utility costs, based on Tenant’s proportionate use thereof.

6.3    Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service or utility (including, without limitation, telephone and telecommunication services, UPS services, or other laboratory services or utilities), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Notwithstanding the foregoing, Landlord may be liable for damages to the extent caused by the negligence or willful misconduct of Landlord or the Landlord Parties, provided that Landlord shall not be liable under any circumstances for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4    Energy Performance Disclosure Information. Tenant hereby acknowledges that Landlord may be required to disclose certain information concerning the energy performance of the Building pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the “Energy Disclosure Requirements”). Tenant hereby acknowledges prior receipt of the Data Verification Checklist, as defined in the Energy Disclosure Requirements (the “Energy Disclosure Information”), and agrees that Landlord has timely complied in full with Landlord’s obligations under the Energy Disclosure Requirements. Tenant acknowledges and agrees that (i) Landlord makes no representation or warranty regarding the energy performance of the Building or the accuracy or completeness of the Energy Disclosure Information, (ii) the Energy Disclosure Information is for the current occupancy and use of the Building and that the energy performance of the Building may vary depending on future occupancy and/or use of the Building, and (iii) Landlord shall have no liability to Tenant for any errors or omissions in the Energy Disclosure Information. If and to the extent not prohibited by applicable laws, Tenant hereby waives any right Tenant may have to receive the Energy Disclosure Information, including, without limitation, any right Tenant may have to terminate this Lease as a result of Landlord’s failure to disclose such information. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and/or liabilities relating to,

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arising out of and/or resulting from the Energy Disclosure Requirements, including, without limitation, any liabilities arising as a result of Landlord’s failure to disclose the Energy Disclosure Information to Tenant prior to the execution of this Lease. Tenant’s acknowledgment of the AS-IS condition of the Premises pursuant to the terms of this Lease shall be deemed to include the energy performance of the Building. Tenant further acknowledges that pursuant to the Energy Disclosure Requirements, Landlord may be required in the future to disclose information concerning Tenant’s energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the “Tenant Energy Use Disclosure”). Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. The terms of this Section 6.3 shall survive the expiration or earlier termination of this Lease.

6.5    Emergency Generator. Tenant shall have the right to install a back-up generator in the Premises, or outside the Premises in the approximate location shown on Exhibit I (subject to the same being approved by the city), as part of the construction of “Tenant Improvements,” as that term is defined in the Tenant Work Letter, or as a subsequent Alteration (in which case such installation shall be governed by the terms of Article 8) (the “Generator”), to provide back-up generator services to the Premises. In the event such Generator is installed, then during the Lease Term, Tenant shall maintain such Generator at Tenant’s sole cost and expense. Notwithstanding the foregoing, Landlord shall not be liable for any damages whatsoever resulting from any failure in operation of the Generator, or the failure of the Generator to provide suitable or adequate back-up power to the Premises, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, or loss to inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the Premises and any and all income derived or derivable therefrom. Tenant’s obligations with respect to the Premises, including the insurance and indemnification obligations contained in Article 10, below, shall apply to Tenant’s use of the Generator and Tenant shall carry industry standard Boiler and machinery insurance covering the Generator. Tenant shall maintain all required permits in connection with the Generator throughout the Lease Term. Tenant shall surrender the Generator (and shall transfer to Landlord all permits maintained by Tenant in connection with the Generator during the Lease Term) concurrent with the surrender of the Premises to Landlord as required hereunder in good operating and working order, with all permits current.

7.    REPAIRS.

7.1    Tenant Repair Obligations. Tenant shall, throughout the Term, at its sole cost and expense, maintain, repair or replace as required, the Premises in a good standard of maintenance, repair and replacement as required, and in good and sanitary condition, all in accordance with the standards of First Class Life Sciences Projects, except for the Landlord Repair Obligations, whether or not such maintenance, repair, replacement or improvement is required in order to comply with applicable Laws (“Tenant’s Repair Obligations”), including without limitation, all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in the Premises; all communications systems serving the Premises; all of Tenant’s security systems in or about or serving the Premises; Tenant’s signage; interior demising walls and partitions (including painting and wall coverings), equipment, floors. Tenant shall additionally be responsible, at Tenant’s sole cost and expense, to furnish all expendables, including light bulbs, paper goods and soaps, used in the Premises.

7.2    Landlord Repair Obligations. Landlord shall be responsible, as a part of Operating Expenses, for repairs to and routine maintenance of the Building including without limitation: (1) exterior windows, window frames, window casements (including the repairing, resealing, cleaning and replacing of exterior windows); (2) exterior doors, door frames and door closers; (3) the Building (as opposed to the Premises) and Project plumbing, sewer, drainage, electrical, fire protection, life safety and security systems and equipment, existing heating, ventilation and air-conditioning systems, and all other mechanical and HVAC systems and equipment (collectively, the “Building Systems”), (4) the exterior glass, exterior walls, foundation and roof of the

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Building, the structural portions of the floors of the Building, including, without limitation, any painting, sealing, patching and waterproofing of exterior walls, and (5) repairs to the elevator in the Building and underground utilities, except to the extent that any such repairs are required due to the negligence or willful misconduct of Tenant (the “Landlord Repair Obligations”); provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Costs expended by Landlord in connection with the Landlord Repair Obligations shall be included in Operating Expenses to the extent allowed pursuant to the terms of Article 4, above. Landlord shall cooperate with Tenant to enforce any warranties that Landlord holds that could reduce Tenant’s maintenance obligations under this Lease.

7.3    Tenant’s Right to Make Repairs. Notwithstanding any provision to the contrary contained in this Lease, if Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord under this Lease with respect to repair and/or maintenance required in the Premises, including repairs to the portions of the Building located within the Premises that are Landlord’s responsibility under Section 7.4 (the “Base Building”), which event or circumstance with respect to the Base Building materially and adversely affects the conduct of Tenant’s business from the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than thirty (30) days after receipt of said notice (unless Landlord’s obligation cannot reasonably be performed within thirty (30) days, in which event Landlord shall be allowed additional time as is reasonably necessary to perform the obligation so long as Landlord begins performance within the initial thirty (30) days and diligently pursues performance to completion), or, in the event of an Emergency (as defined below), not later than five (5) business days after receipt of such notice, then Tenant shall have the right to undertake such actions as may be reasonably necessary to make such repairs if Landlord thereafter fails to commence corrective action within five (5) business days following Landlord’s receipt of a second written notice from Tenant specifying that Tenant will undertake such actions if Landlord fails to timely do so (provided that such notice shall include the following language in bold, capitalized text: “IF LANDLORD FAILS TO COMMENCE THE REPAIRS DESCRIBED IN THIS LETTER WITHIN FIVE (5) BUSINESS DAYS FROM LANDLORD’S RECEIPT OF THIS LETTER, TENANT WILL PERFORM SUCH REPAIRS AT LANDLORD’S EXPENSE”; provided, however, that in no event shall Tenant undertake any actions that could materially or adversely affect the Base Building. Notwithstanding the foregoing, in the event of an Emergency, no second written notice shall be required as long as Tenant advises Landlord in the first written notice of Tenant’s intent to perform such Emergency repairs if Landlord does not commence the same within such five (5) business day period, utilizing the language required in second notices. If such action was required under the terms of this Lease to be taken by Landlord and was not commenced by Landlord within such five (5) business day period and thereafter diligently pursued to completion, then Tenant shall be entitled to prompt reimbursement by Landlord of the reasonable out-of-pocket third-party costs and expenses actually incurred by Tenant in taking such action. If Tenant undertakes such corrective actions pursuant to this Section 7.3, then (a) the insurance and indemnity provisions set forth in this Lease shall apply to Tenant’s performance of such corrective actions, (b) Tenant shall proceed in accordance with all applicable laws, (c) Tenant shall retain to perform such corrective actions only such reputable contractors and suppliers as are duly licensed and qualified, (d) Tenant shall effect such repairs in a good and workmanlike and commercially reasonable manner, (e) Tenant shall use new or like new materials, and (f) Tenant shall take reasonable efforts to minimize any material interference or impact on the other tenants and occupants of the Building. Promptly following completion of any work taken by Tenant pursuant to the terms of this Section 7.5, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto, and Landlord shall reimburse Tenant the amounts expended by Tenant in connection with such work, provided that Landlord shall have the right to object if Landlord claims that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive). For purposes of this Section 7.5, an “Emergency” shall mean an event threatening immediate and material danger to people located in the Building or immediate, material damage to the Building, Base Building, or creating a realistic possibility of an immediate and material interference with, or immediate and material interruption of a material aspect of Tenant’s business operations.

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8.    ADDITIONS AND ALTERATIONS.

8.1    Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days’ notice to Landlord (as to Alterations costing more than $10,000 only), but without Landlord’s prior consent, to the extent that such Alterations (i) do not affect the building systems or equipment (other than minor changes such as adding or relocating electrical outlets and thermostats), (ii) are not visible from the exterior of the Building, and (iii) cost less than $50,000.00 for a particular job of work. The construction of the Tenant Improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2    Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority).    Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. Upon completion of any Alterations, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Alameda in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3    Payment for Improvements. In connection with any Alterations that affect the Building systems (other than minor changes such as adding or relocating electrical outlets and thermostats), or which have a cost in excess of $100,000, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work.

8.4    Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or Tenant’s contractor carries “Builder’s All Risk” insurance (to the extent that the cost of such work shall exceed $50,000) in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Landlord pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Tenant’s contractors and subcontractors shall be required to carry Commercial General Liability Insurance in an amount approved by Landlord and otherwise in accordance with the requirements of Article 10 of this Lease. In connection with Alterations with a cost in excess of $250,000, Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5    Landlord’s Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and all Alterations and improvements, shall be and become the property of Landlord and remain in place at the Premises

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following the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Landlord may, by written notice to Tenant given at the time it consents to an Alteration, require Tenant, at Tenant’s expense, to remove any Alterations within the Premises and to repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease. Notwithstanding the foregoing, except to the extent the same are paid for by the Tenant Improvement Allowance, the items set forth in Exhibit F attached hereto (the “Tenant’s Property”) shall at all times be and remain Tenant’s property. Exhibit F may be updated from time to time by agreement of the parties. Tenant may remove the Tenant’s Property from the Premises at any time, provided that Tenant repairs all damage caused by such removal. Landlord shall have no lien or other interest in the Tenant’s Property.

9.    COVENANT AGAINST LIENS. Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Except as to Alterations as to which no notice is required under the second sentence of Section 8.1, Tenant shall give Landlord notice at least ten (10) business days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility (to the extent applicable pursuant to then applicable laws). Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof.

10.    INSURANCE.

10.1    Indemnification and Waiver. Except as provided in Section 10.5 or to the extent due to the negligence, willful misconduct or violation of this Lease by Landlord or the Landlord Parties, Tenant hereby assumes all risk of damage to property in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises (including, but not limited to, a slip and fall), any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the terms of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity and release shall not apply to the negligence or willful misconduct of Landlord or its agents, employees, contractors, licensees or invitees, or Landlord’s violation of this Lease. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers’, accountants’ and attorneys’ fees. Notwithstanding anything to the contrary in this Lease, Landlord shall not be released or indemnified from, and shall indemnify, defend, protect and hold harmless Tenant from, all losses, damages, liabilities, claims, attorneys’ fees, costs and expenses arising from the gross negligence or willful misconduct of Landlord or its agents, contractors, licensees or invitees, or a violation of Landlord’s obligations or representations under this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

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10.2    Tenant’s Compliance With Landlord’s Property Insurance. Landlord shall insure the Building, Tenant Improvements and any Alterations during the Lease Term against loss or damage under an “all risk” property insurance policy. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. The costs of such insurance shall be included in Operating Expenses, subject to the terms of Section 4.2.4. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body. Notwithstanding anything to the contrary in this Lease, Tenant shall not be required to comply with or cause the Premises to comply with any laws, rules, regulations or insurance requirements requiring the construction of alterations unless such compliance is necessitated solely due to Tenant’s particular use of the Premises.

10.3    Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1    Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities including a contractual coverage for limits of liability (which limits may be met together with umbrella liability insurance) of not less than:

Bodily Injury and	$4,000,000 each occurrence
Property Damage Liability	$4,000,000 annual aggregate

Personal Injury Liability	$4,000,000 annual aggregate

10.3.2    Property Insurance covering all office furniture, business and trade fixtures, office and lab equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage (excluding flood), including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of ninety (90) days.

10.3.3    Business Income Interruption for ninety (90) days plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.

10.3.4    Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations. The policy shall include a waiver of subrogation in favor of Landlord, its employees, Lenders and any property manager or partners.

10.4    Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, its subsidiaries and affiliates, its property manager (if any) and any other party the Landlord so specifies, as an additional insured on the liability insurance, including Landlord’s managing agent, if any; (ii) be issued by an insurance company having a rating of not less than A-:VII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and authorized to do business in the State of California; and (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any

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insurance required of Tenant. Tenant shall not cause said insurance to be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord (unless such cancellation is the result of non-payment of premiums, in which case note less than five (5) days’ notice shall be provided). Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least ten (10) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

10.5    Subrogation. Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property or business interruption loss to the extent that such coverage is agreed to be provided hereunder, notwithstanding the negligence of either party. Notwithstanding anything to the contrary in this Lease, the parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers. The parties agree that their respective insurance policies do now, or shall, contain the waiver of subrogation.

10.6    Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord or Landlord’s lender, but in no event in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

11.    DAMAGE AND DESTRUCTION.

11.1    Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Premises and such Common Areas. Such restoration shall be to substantially the same condition of the Premises and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises shall not be materially impaired. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the damaged portions of the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises.

11.2    Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one (1) year after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the damage is due to a risk that Landlord is not required to insure under this Lease, and the cost of restoration exceed five percent (5%) of the replacement cost of the Building (unless Tenant agrees to pay any uninsured amount in excess of such five percent (5%)); or (iii) the damage occurs during the last twelve (12) months of the Lease Term and will take more than sixty (60) days to restore; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within eight (8) months days after the date of discovery of the damage (or are not in fact completed within nine (9) months after the date of discovery of the damage), Tenant may

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elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, or within thirty (30) days after such repairs are not timely completed, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant.

11.3    Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

12.    NONWAIVER. No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

13.    CONDEMNATION. If the whole or any part of the Premises shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use or reconstruction of any part of the Premises, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, for moving expenses, for the unamortized value of any improvements paid for by Tenant and for the Lease “bonus value”, so long as such claims are payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

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14.    ASSIGNMENT AND SUBLETTING.

14.1    Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord (not to exceed $3,500 in the aggregate for any particular Transfer), within thirty (30) days after written request by Landlord.

14.2    Landlord’s Consent. Landlord shall not unreasonably withhold or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1    The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2    The Transferee is either a governmental agency or instrumentality thereof;

14.2.3    The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested; or

14.2.4    The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant’s business including, without limitation, loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

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14.3    Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, and after deduction of (i) any costs of improvements made to the Subject Space in connection with such Transfer, (ii) brokerage commissions paid in connection with such Transfer, and (iii) reasonable legal fees incurred in connection with such Transfer. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.

14.4    Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer other than to a Permitted Transferee which, together with all prior Transfers then remaining in effect, would cause fifty percent (50%) or more of the Premises to be Transferred for more than fifty percent (50%) of the then remaining Lease Term (taking into account any extension of the Lease Term which has irrevocably exercised by Tenant), Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer in the subject Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the Contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer. Thereafter, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the “Nine Month Period”) commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4. Tenant shall not be required to provide a separate Intention to Transfer Notice and Tenant’s request for Landlord’s consent to a Transfer shall satisfy Tenant’s obligations in this Section 14.4.

14.5    Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.

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Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.

14.6    Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof.

14.7    Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8    Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, (i) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (ii) an assignment of the Premises to an entity which acquires all or substantially all of the assets or interests (partnership, stock or other) of Tenant, (iii) an assignment of the Premises to an entity which is the resulting entity of a merger or consolidation of Tenant with another entity, or (iv) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant’s stock on a nationally-recognized stock exchange (collectively, a “Permitted Transferee”), shall not be deemed a Transfer under this Article 14, provided that (A) Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such affiliate, (B) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (C) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, and (D) such Permitted Transferee described in subpart (ii) or (iii) above shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the Net Worth of Tenant on the day immediately preceding the effective date of such assignment or sublease. An assignee of Tenant’s entire interest that is also a Permitted Transferee may also be known as a “Permitted Assignee”. “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity. No such permitted assignment or subletting shall serve to release Tenant from any of its obligations under this Lease.

15.    SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES.

15.1    Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such

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delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2    Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, damage caused by casualty, repairs required as a result of condemnation, and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, movable partitions (but not demountable walls) and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

15.3    Environmental Assessment. In connection with its surrender of the Premises, Tenant shall submit to Landlord, at least fifteen (15) days prior to the expiration date of this Lease (or in the event of an earlier termination of this Lease, as soon as reasonably possible following such termination), an environmental Assessment of the Premises by a competent and experienced environmental engineer or engineering firm reasonably satisfactory to Landlord (pursuant to a contract approved by Landlord and providing that Landlord can rely on the Environmental Assessment). If such Environmental Assessment reveals that remediation or Clean-up is required under any Environmental Laws that Tenant is responsible for under this Lease, Tenant shall submit a remediation plan prepared by a recognized environmental consultant and shall be responsible for all costs of remediation and Clean-up, as more particularly provided in Section 5.3, above.

15.4    Condition of the Building and Premises Upon Surrender. In addition to the above requirements of this Article 15, upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, surrender the Premises and Building with Tenant having complied with all of Tenant’s obligations under this Lease, including those relating to improvement, repair, maintenance, compliance with law, testing and other related obligations of Tenant set forth in Article 7 of this Lease. In the event that the Building and Premises shall be surrendered in a condition which does not comply with the terms of this Section 15.4, because Tenant failed to comply with its obligations set forth in Lease, then following thirty (30) days’ notice to Tenant, during which thirty (30) day period Tenant shall have the right to cure such noncompliance, Landlord shall be entitled to expend all reasonable costs in order to cause the same to comply with the required condition upon surrender and Tenant shall immediately reimburse Landlord for all such costs upon notice and, commencing on the later of the termination of this Lease and three (3) business days after Landlord’s delivery of notice of such failure and that it elects to treat such failure as a holdover, Tenant shall be deemed during the period that Tenant or Landlord, as the case may be, perform obligations relating to the Surrender Improvements to be in holdover under Article 16 of this Lease.

16.    HOLDING OVER. If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term. If Tenant holds over after the expiration of the Lease Term of earlier termination thereof, without the express or implied consent of Landlord, such tenancy shall be deemed to be a tenancy by sufferance only, and shall not constitute a renewal hereof or an extension for any further term. In either case, Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy or tenancy by sufferance, as the case may be, shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of

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this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

17.    ESTOPPEL CERTIFICATES. Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit D, attached hereto (or such other form as may be reasonably required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, in connection with a sale or financing of the Building by Landlord, Landlord may require Tenant to provide Landlord with its most recent annual financial statement and annual financial statements of the preceding two (2) years. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Landlord shall hold such statements confidential. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

18.    SUBORDINATION. Landlord hereby represents and warrants to Tenant that the Project is not currently subject to any ground lease, or to the lien of any mortgage or deed of trust. This Lease shall be subject and subordinate to all future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. The subordination of this Lease to any such future ground or underlying leases of the Building or Project or to the lien of any mortgage, trust deed or other encumbrances, shall be subject to Tenant’s receipt of a commercially reasonable subordination, non-disturbance, and attornment agreement in favor of Tenant. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

19.    DEFAULTS; REMEDIES.

19.1    Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1    Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; or

19.1.2    Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant

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under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3    Abandonment or vacation of all or a substantial portion of the Premises by Tenant while Tenant is in default under the Lease; or

19.1.4    The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than five (5) business days after notice from Landlord.

19.2    Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1    Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i)    The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus

(ii)    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)    The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, in each case to the extent allocable to the remaining Lease Term, brokerage commissions and advertising expenses incurred to obtain a new tenant, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)    At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2    Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has

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the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3    Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3    Subleases of Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4    Efforts to Relet. No re-entry, repairs, maintenance, changes, alterations and additions, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.

20.    COVENANT OF QUIET ENJOYMENT. Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

21.    LETTER OF CREDIT.

21.1    Delivery of Letter of Credit. Tenant shall deliver to Landlord, concurrently with Tenant’s execution of this Lease, an unconditional, clean, irrevocable letter of credit (the “L-C ”) in the amount set forth in Section 8 of the Lease Summary (the “L-C Amount ”), which L-C shall be issued by a money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a local San Francisco Bay Area office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the “Bank”), which Bank must have a rating from Standard and Poors Corporation of A- or better (or any equivalent rating thereto from any successor or substitute rating service selected by Lessor) and a letter of credit issuer rating from Moody’s Investor Service of A3 or better (or any equivalent rating thereto from any successor rating agency thereto)) (collectively, the “Bank’s Credit Rating Threshold”), and which L-C shall be in the form of Exhibit H, attached hereto. Notwithstanding the foregoing, Landlord hereby approves Silicon Valley Bank as the Bank. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. The L-C shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the “L-C Expiration Date”) that is no less than sixty (60) days after the expiration of the Lease Term as the same may be extended, and Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Landlord, or its then managing agent, shall have the right to draw down an amount up

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to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease, and has not been paid within applicable notice and cure periods (or, if Landlord is prevented by law from providing notice, within the period for payment set forth in the Lease), or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code that is not dismissed within thirty (30) days, or (D) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, or (E) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date, and Tenant has not provided a replacement L-C that satisfies the requirements of this Lease at least thirty (30) days prior to such expiration, or (F) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (G) Tenant executes an assignment for the benefit of creditors, or (H) if (1) any of the Bank’s (other than Silicon Valley Bank) Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank’s Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 21 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 21.1 above), in the amount of the applicable L-C Amount, within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an “L-C Draw Event”). The L-C shall be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the L-C. In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L-C shall be deemed to fail to meet the requirements of this Article 21, and, within ten (10) days following Landlord’s notice to Tenant of such receivership or conservatorship (the “L-C FDIC Replacement Notice”), Tenant shall replace such L-C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank’s Credit Rating Threshold and shall otherwise be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Article 21. If Tenant fails to replace such L-C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 21.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) day period). Tenant shall be responsible for the payment of any and all Tenant’s and Bank’s costs incurred with the review of any replacement L-C, which replacement is required pursuant to this Section or is otherwise requested by Tenant. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s reasonable discretion, and the actual and reasonable attorney’s fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within ten (10) days of billing.

21.2    Application of L-C. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C upon the occurrence of any L-C Draw Event. In the event of any L-C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant (except in connection with an L-C Draw Event under Section 21.1(H) above), draw upon the L-C, in part or in whole, in the amount necessary to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default of the Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and such L-C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a

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receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

21.3    Maintenance of L-C by Tenant. If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 21. Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the L-C expires earlier than the L-C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L-C Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its sole discretion. If Tenant exercises its option to extend the Lease Term pursuant to Section 2.2 of this Lease then, not later than thirty (30) days prior to the commencement of the Option Term, Tenant shall deliver to Landlord a new L C or certificate of renewal or extension evidencing the L-C Expiration Date as thirty (30) days after the expiration of the Option Term. However, if the L-C is not timely renewed, or if Tenant fails to maintain the L-C in the amount and in accordance with the terms set forth in this Article 21, Landlord shall have the right to present the L-C to the Bank in accordance with the terms of this Article 21, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. In the event Landlord elects to exercise its rights as provided above, (I) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or a bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the L-C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the L-C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed. If Landlord draws on the L-C due to Tenant’s failure to timely renew or provide a replacement L-C, such failure shall not be considered a default under this Lease and Landlord shall return such cash proceeds upon Tenant’s presentation of a replacement L-C that satisfies the requirements of this Lease, subject to reasonable satisfaction of any preference risk to Landlord.

21.4    Transfer and Encumbrance. The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in under this Lease, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith; provided that, Landlord shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Tenant, in which case Tenant shall reimburse Landlord within ten (10) days after Tenant’s receipt of an invoice from Landlord therefor.

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21.5    L-C Not a Security Deposit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 21 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner. Tenant shall not request or instruct the Bank of any L-C to refrain from paying sight draft(s) drawn under such L-C.

21.6    Remedy for Improper Drafts. Tenant’s sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L-C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, and reasonable actual out-of-pocket attorneys’ fees, provided that at the time of such refund, Tenant increases the amount of such L-C to the amount (if any) then required under the applicable provisions of this Lease. Tenant acknowledges that the presentment of sight drafts drawn under any L-C, or the Bank’s payment of sight drafts drawn under such L-C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof from the next installment(s) of Base Rent.

22.    COMMUNICATIONS AND COMPUTER LINE. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease. Tenant shall pay all costs in connection therewith. Landlord reserves the right, upon notice to Tenant prior to the expiration or earlier termination of this Lease, to require that Tenant, at Tenant’s sole cost and expense, remove any Lines located in or serving the Premises prior to the expiration or earlier termination of this Lease.

23.    SIGNS.

23.1    Exterior Signage. Subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, at its sole cost and expense, may install (i) identification signage on the monument sign outside the front entrance to the Building (which Landlord shall install at its sole cost prior to the Lease Commencement Date, if it is not already installed), (ii) internal directional and lobby identification signage, and (iii) signage on the front entrance door to the Premises (collectively, “Tenant Signage”); provided, however, in no event shall Tenant’s Signage include an “Objectionable Name,” as that term is defined in Section 23.3, of this Lease. All such signage shall be subject to Tenant’s obtaining all required governmental approvals. All permitted signs shall be maintained by Tenant at its expense in a first-class and safe condition and appearance. Upon the expiration or earlier termination of this Lease, Tenant shall remove all of its signs at Tenant’s sole cost and expense. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications

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and exact location of Tenant’s Signage (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant’s Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining terms of this Lease shall be unaffected.

23.2    Objectionable Name. Tenant’s Signage shall not include a name or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings (an “Objectionable Name”). Landlord agrees that “Arcus Biosciences, Inc..” or “Arcus” is not an Objectionable Name.

23.3    Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

24.    COMPLIANCE WITH LAW. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (the “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all such governmental measures. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Building and Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Tenant’s obligations under this Article 24 are subject to the limitation in Section 10.2, above.

25.    LATE CHARGES. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after Tenant’s receipt of written notice from Landlord that said amount is delinquent, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after Tenant’s receipt of written notice that said amount is delinquent shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.

26.    LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT.

26.1    Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific

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time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2    Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) subject to Section 29.21, sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

27.    ENTRY BY LANDLORD. Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant (except in the case of an Emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last nine (9) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility (to the extent applicable pursuant to then applicable law); or (iv) repair the Premises or the Building, or for structural repairs to the Building or the Building’s systems and equipment as provided under the Lease. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes. In an Emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s use of or access to the Premises in connection with any such entry, and shall comply with Tenant’s reasonable security measures. Landlord shall hold confidential any information regarding Tenant’s business that it may learn as a result of such entry.

28.    TENANT PARKING. Tenant shall have the right, without the payment of any parking charge or fee (other than as a reimbursement of operating expenses to the extent allowed pursuant to the terms or Article 4 of this Lease, above), commencing on the Lease Commencement Date, to use the amount of parking set forth in Section 9 of the Summary, in the on-site parking lot and garage which serves the Building. Tenant shall abide by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the parking facilities), and shall cooperate in seeing that Tenant’s employees and visitors also comply with such rules and regulations. Tenant’s use of the Project parking facility shall be at Tenant’s sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant’s, its employees’ and/or visitors’ use of the parking facilities.

29.    MISCELLANEOUS PROVISIONS.

29.1    Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2    Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

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29.3    No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4    Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder or interfere with Tenant’s use of the Premises, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.

29.5    Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder accruing after the date of transfer provided such transferee shall have fully assumed and agreed in writing to be liable for all obligations of this Lease to be performed by Landlord, including the return of any security deposit or L-C, and Tenant shall attorn to such transferee.

29.6    Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7    Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8    Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9    Payment under Protest. If Tenant in good faith disputes any amounts billed by Landlord, other than (i) Base Rent, (ii) Tenant’s Share of Direct Expenses (as to which Tenant may exercise its rights under Section 4.6, above), Tenant may make payment of such amounts under protest, and reserve all of its rights with respect to such amounts (the “Disputed Amounts”). Landlord and Tenant shall meet and confer to discuss the Disputed Amounts and attempt, in good faith, to resolve the particular dispute. If, despite such good faith efforts, Landlord and Tenant are unable to reach agreement regarding the Disputed Amounts, either party may submit the matter to binding arbitration under the JAMS Streamlined Arbitration Rules & Procedures. The non-prevailing party, as determined by JAMS, will be responsible to pay all fees and costs incurred in connection with the JAMS procedure, as well as all other costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party. This Section 29.9 shall not apply to claims relating to Landlord’s exercise of any unlawful detainer rights pursuant to California law or rights or remedies used by Landlord to gain possession of the Premises or terminate Lessee’s right of possession to the Premises.

29.10    Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11    Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

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29.12    No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13    Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Project or (b) the equity interest Landlord would have in the Project if the Project were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Project (as such value is determined by Landlord), including any rental, condemnation, sales and insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. No Landlord Parties (other than Landlord) shall have any personal liability therefor, and Tenant hereby expressly waives and releases such liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, or loss to inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the premises and any and all income derived or derivable therefrom.

29.14    Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15    Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16    Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure, provided, however, the foregoing delays shall not apply to Tenant’s termination rights hereunder.

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29.17    Intentionally Omitted.

29.18    Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) business days after the date it is posted if sent by Mail, (ii) the date the overnight courier delivery is made, or (iii) the date personal delivery is made. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

Hayward Point Eden I Limited Partnership

c/o HCP, Inc.

1920 Main Street, Suite 1200

Irvine, CA 92614

Attn: Legal Department

with a copy to:

HCP Life Science Estates

950 Tower Lane, Suite 1650

Foster City, CA 94404

Attention: Jonathan M. Bergschneider

and

Allen Matkins Leck Gamble Mallory & Natsis LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

Attention: Anton N. Natsis, Esq.

29.19    Joint and Several. If there is more than one tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20    Authority. If Tenant is a corporation, trust or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

29.21    Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22    Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF

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LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23    Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term.

29.25    Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26    Project or Building Name, Address and Signage. Landlord shall have the right at any time to change the name and/or address of the Project or Building (and Landlord shall reimburse Tenant its actual, reasonable costs incurred as a result of such change, if any) and, subject to Section 23.1, to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27    Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28    Good Faith. Except (i) for matters for which there is a standard of consent or discretion specifically set forth in this Lease; (ii) matters which could have an adverse effect on the Building Structure or the Building Systems, or which could affect the exterior appearance of the Building, or (iii) matters covered by Article 4 (Additional Rent), or Article 19 (Defaults; Remedies) of this Lease (collectively, the “Excepted Matters”), any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld or delayed, and, except with regard to the Excepted Matters, whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make an allocation or other determination, Landlord and Tenant shall act reasonably and in good faith.

29.29    Development of the Project.

29.29.1    Subdivision. Landlord reserves the right to subdivide all or a portion of the buildings and Common Areas, so long as the same does not interfere with Tenant’s use of or access to the Premises or Tenant’s parking rights. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from a subdivision and any all maps in connection therewith, so long as the same does not increase Tenant’s obligations or decrease

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Tenant’s rights under this Lease. Notwithstanding anything to the contrary set forth in this Lease, the separate ownership of any buildings and/or Common Areas by an entity other than Landlord shall not affect the calculation of Direct Expenses or Tenant’s payment of Tenant’s Share of Direct Expenses.

29.29.2    Construction of Property and Other Improvements. Tenant acknowledges that portions of the Project may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction, so long as the same does not interfere with Tenant’s use of or access to the Premises or Tenant’s parking rights.

29.30    No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

29.31    Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:		TENANT:

HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership		ARCUS BIOSCIENCES, INC., a Delaware corporation
By: /s/ Terry Rosen
By:	HCP Estates USA Inc.,
	a Delaware corporation,	Name: Terry Rosen
its General Partner
Its: CEO

	By: /s/ Jonathan M. Bergschneider	By: /s/ Juan C. Jaen
Jonathan M. Bergschneider
	Executive Vice President	Name: Juan C. Jaen

Its: President

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EXHIBIT A

OUTLINE OF PREMISES; PROJECT SITE PLAN

EXHIBIT A -1-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

EXHIBIT B

TENANT WORK LETTER

1.    Defined Terms. As used in this Tenant Work Letter, the following capitalized terms have the following meanings:

(a)    Approved TI Plans: Plans and specifications prepared by the applicable Architect for the Tenant Improvements and approved by Landlord and Tenant in accordance with Paragraph 2 of this Tenant Work Letter, subject to further modification from time to time to the extent provided in and in accordance with such Paragraph 2.

(b)    Architect: DGA, or any other architect mutually and reasonably selected by Landlord and Tenant, and engaged by Landlord, with respect to any Tenant Improvements which Landlord is to cause to be constructed pursuant to this Tenant Work Letter.

(c)    Tenant Change Request: See definition in Paragraph 2(c)(ii) hereof.

(d)    Final TI Working Drawings: See definition in Paragraph 2(a) hereof.

(e)    General Contractor: Landmark Builders or another general contractor reasonably selected by Landlord and in any case approved by Tenant as a result of competitive bidding of the general conditions and fee along with a project estimate in connection wtih Landlord’s TI Work. Tenant shall have no right to direct or control such General Contractor.

(f)    Landlord’s TI Work: Any Tenant Improvements which Landlord is to construct or install pursuant to this Tenant Work Letter or by mutual agreement of Landlord and Tenant from time to time.

(g)    Project Manager. Project Management Advisors, Inc., or any other project manager designated by Landlord in its reasonable discretion from time to time to act in a supervisory, oversight, project management or other similar capacity on behalf of Landlord in connection with the design and/or construction of the Tenant Improvements.

(h)    Punch List Work: Minor corrections of construction or decoration details, and minor mechanical adjustments, that are required in order to cause any applicable portion of the Tenant Improvements as constructed to conform to the Approved TI Plans in all material respects and that do not materially interfere with Tenant’s use or occupancy of the Building and the Premises.

(i)    Substantial Completion Certificate: See definition in Paragraph 3(a) hereof.

(j)    Tenant Delay: Any of the following types of delay in the completion of construction of Landlord’s TI Work (but in each instance, only to the extent that any of the following has actually and proximately caused substantial completion of Landlord’s TI Work to be delayed):

(i)    Any delay resulting from Tenant’s failure to furnish, in a timely manner, information reasonably requested by Landlord or by Landlord’s Project Manager in connection with the design or construction of Landlord’s TI Work, or from Tenant’s failure to approve in a timely manner any matters requiring approval by Tenant;

(ii)    Any delay resulting from Tenant Change Requests initiated by Tenant, including any delay resulting from the need to revise any drawings or obtain further governmental approvals as a result of any such Tenant Change Request;

-1-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

(iii)    Any delay caused by Tenant (or Tenant’s contractors, agents or employees) materially interfering with the performance of Landlord’s TI Work, provided that Landlord shall have given Tenant prompt notice of such material interference and, before the first time a Tenant Delay is deemed to have occurred as a result of such delay, such interference has continued for more than twenty-four (24) hours after Tenant’s receipt of such notice.

(k)    Tenant Improvements: The improvements to or within the Building shown on the Approved TI Plans from time to time and to be constructed by Landlord pursuant to the Lease and this Tenant Work Letter. The term “Tenant Improvements” does not include the improvements existing in the Building and Premises at the date of execution of the Lease.

(l)    Unavoidable Delays: Delays due to acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargoes, inability (despite the exercise of due diligence) to obtain supplies, materials, fuels or permits, or other causes or contingencies (excluding financial inability) beyond the reasonable control of Landlord or Tenant, as applicable. Landlord shall use commercially reasonable efforts to provide Tenant with prompt notice of any Unavoidable Delays.

(m)    Capitalized terms not otherwise defined in this Tenant Work Letter shall have the definitions set forth in the Lease.

2.    Plans and Construction. Landlord and Tenant shall comply with the procedures set forth in this Paragraph 2 in preparing, delivering and approving matters relating to the Tenant Improvements.

(a)    Approved Plans and Working Drawings for Tenant Improvements. Tenant shall promptly and diligently work with the Architect to cause to be prepared and delivered to Landlord for approval (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord) proposed schematic plans and outline specifications for the Tenant Improvements. Following mutual approval of such proposed schematic plans and outline specifications by Landlord and by Tenant (as so approved, the “Approved Schematic Plans”), Tenant shall then work with the Architect to cause to be prepared, promptly and diligently (assuming timely delivery by Landlord of any information and decisions required to be furnished or made by Landlord in order to permit preparation of final working drawings, all of which information and decisions Landlord will deliver promptly and with reasonable diligence), and delivered to Landlord for approval (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord) final detailed working drawings and specifications for the Tenant Improvements, including (without limitation) any applicable life safety, mechanical, electrical and plumbing working drawings and final architectural drawings (collectively, “Final TI Working Drawings”), which Final TI Working Drawings shall substantially conform to the Approved Schematic Plans. Landlord hereby approves the Approved Schematic Plans attached hereto as Schedule 1. Upon receipt from Tenant of proposed schematic plans and outline specifications, proposed Final TI Working Drawings, any other plans and specifications, or any revisions or resubmittals of any of the foregoing, as applicable, Landlord shall promptly and diligently (and in all events within 10 business days after receipt in the case of an initial submittal of schematic plans and outline specifications or proposed Final TI Working Drawings, and within 7 business days after receipt in the case of any other plans and specifications or any revisions or resubmittals of any of the foregoing) either approve such proposed schematic plans and outline specifications or proposed Final TI Working Drawings, as applicable, or set forth in writing with particularity any changes necessary to bring the aspects of such proposed schematic plans and outline specifications or proposed Final TI Working Drawings into a form which will be reasonably acceptable to Landlord. Upon approval of the Final TI Working Drawings by Landlord and Tenant, the Final TI Working Drawings shall constitute the “Approved TI Plans,” superseding (to the extent of any inconsistencies) any inconsistent features of the previously existing Approved Schematic Plans. Tenant shall respond to any request for information or approval of plans or drawings from Landlord or Architect within five (5) business days.

(b)    Cost of Improvements. “Cost of Improvement” shall mean, with respect to any item or component for which a cost must be determined in order to allocate such cost, or an increase in such cost, to Tenant pursuant to this Tenant Work Letter, the sum of the following (unless otherwise agreed in writing by Landlord and Tenant with respect to any specific item or component or any category of items or components): (i) all sums paid to contractors or subcontractors for labor and materials furnished in connection with construction of such item or component; (ii) all costs, expenses, payments, fees and charges (other than penalties) paid to or at the direction of

-2-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

any city, county or other governmental or quasi-governmental authority or agency which are required to be paid in order to obtain all necessary governmental permits, licenses, inspections and approvals relating to construction of such item or component; (iii) engineering and architectural fees for services rendered in connection with the design and construction of such item or component (including, but not limited to, the Architect for such item or component and an electrical engineer, mechanical engineer, structural engineer and civil engineer, if applicable); (iv) sales and use taxes; (v) testing and inspection costs; (vi) the cost of power, water and other utility facilities and the cost of collection and removal of debris required in connection with construction of such item or component; (vii) costs for builder’s risk insurance; (viii) the cost to purchase and install the Generator (if Tenant elects to use the Tenant Improvement Allowance to purchase the Generator) and code required signs ; and (ix) all other “hard” and “soft” costs incurred in the construction of such item or component in accordance with the Approved TI Plans (if applicable) and this Tenant Work Letter; provided that the Cost of Improvements shall not include any internal or third-party costs incurred by Landlord except as provided in Section 2(e).

(c)    Construction of Landlord’s TI Work. Following completion of the Approved TI Plans, Landlord shall apply for and use reasonable efforts to obtain the necessary permits and approvals to allow construction of all Tenant Improvements. Upon receipt of such permits and approvals, Landlord shall, at Tenant’s expense (subject to Landlord’s payment of the Tenant Improvement Allowance), construct and complete the Tenant Improvements substantially in accordance with the Approved TI Plans, subject to Unavoidable Delays and Tenant Delays (if any). Such construction of the Tenant Improvements shall be performed in a neat, good and workmanlike manner, free of defects, using new materials and equipment of good quality, and shall materially conform to all applicable laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto in force at the time such work is completed. Landlord shall cause Landmark Builders and any other potential general contractors to bid as set forth in Section 1(e) above. All bids will be opened together with Landlord selecting the general contractor to construct the Tenant Improvements, subject to the reasonable approval of Tenant. Tenant shall also have the right to approve all subcontractors engaged by the General Contractor.

(d)    Changes.

(i)    If Landlord determines at any time that changes in the Final TI Working Drawings or in any other aspect of the Approved TI Plans relating to any item of Landlord’s TI Work are required as a result of applicable law or governmental requirements, or are required at the insistence of any other third party whose approval may be required with respect to the Tenant Improvements, or are required as a result of unanticipated conditions encountered in the course of construction, then Landlord shall promptly (A) advise Tenant of such circumstances and (B) at Tenant’s sole cost and expense, subject to Landlord’s payment of the Tenant Improvement Allowance, cause revised Final TI Working Drawings to be prepared by the Architect and submitted to Tenant, for Tenant’s approval, which shall not be unreasonably withheld. Failure of Tenant to deliver to Landlord written notice of disapproval and specification of such required changes on or before any deadline reasonably specified by Landlord (which shall not be less than three (3) business days after delivery thereof to Tenant) shall constitute and be deemed to be a Tenant Delay to the extent Landlord is delayed in completing Landlord’s TI Work.

(ii)    If Tenant at any time desires any changes, alterations or additions to the Final TI Working Drawings, Tenant shall submit a detailed written request to Landlord specifying such changes, alterations or additions (a “Tenant Change Request”). Upon receipt of any such request, Landlord shall promptly notify Tenant of (A) whether the matters proposed in the Tenant Change Request are approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord), (B) Landlord’s estimate of the number of days of delay, if any, which shall be caused in the construction of the Tenant Improvements by such Tenant Change Request if implemented (including, without limitation, delays due to the need to obtain any revised plans or drawings and any governmental approvals), and (C) Landlord’s estimate of the increase, if any, which shall occur in the cost of design, permitting, project management and construction of the Tenant Improvements affected by such Tenant Change Request if such Tenant Change Request is implemented (including, but not limited to, any costs of compliance with laws or governmental regulations that become applicable because of the implementation of the Tenant Change Request). If Landlord approves the Tenant Change Request and Tenant notifies Landlord in writing, within three (3) business days after receipt of such notice from Landlord, of Tenant’s approval of the Tenant Change Request (including the estimated delays and cost increases, if any, described in Landlord’s notice),

-3-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

then Landlord shall cause such Tenant Change Request to be implemented and Tenant shall be responsible for all actual costs or cost increases resulting from or attributable to the implementation of the Tenant Change Request, and any delays resulting therefrom shall be deemed to be a Tenant Delay (subject to Landlord’s payment of the Tenant Improvement Allowance). If Tenant fails to notify Landlord in writing of Tenant’s approval of such Tenant Change Request within said three (3) business day period, then such Tenant Change Request shall be deemed to be withdrawn and shall be of no further effect.

(e)    Project Management. Unless and until revoked by Landlord by written notice delivered to Tenant, Landlord hereby (i) delegates to Project Manager the authority to exercise all approval rights, supervisory rights and other rights or powers of Landlord under this Tenant Work Letter with respect to the design and construction of the Tenant Improvements, and (ii) requests that Tenant work with Project Manager with respect to any logistical or other coordination matters arising in the course of construction of the Tenant Improvements, including monitoring Tenant’s compliance with its obligations under this Tenant Work Letter and under the Lease with respect to the design and construction of the Tenant Improvements. Tenant acknowledges the foregoing delegation and request, and agrees to cooperate reasonably with Project Manager as Landlord’s representative pursuant to such delegation and request. Fees and charges of Project Manager for such services shall be at Tenant’s sole expense, subject to Landlord’s payment of the Tenant Improvement Allowance. Such fees shall equal $145,833.00 (the “Project Management Fee”) (assuming the entire Tenant Improvement Allowance is utilized by Tenant, provided that to the extent the entire Tenant Improvement Allowance is not utilized, then the Project Management Fee shall be proportionally reduced)).

3.    Completion.

(a)    When Landlord receives written certification from Architect that construction of the Tenant Improvements has been completed in accordance with the Approved TI Plans and Section 3(e) below (except for Punch List Work), Landlord shall prepare and deliver to Tenant a certificate signed by Landlord, Architect and General Contractor (the “Substantial Completion Certificate”) (i) certifying that the construction of the Tenant Improvements has been substantially completed in a good and workmanlike manner in accordance with the Approved TI Plans and Section 3(e) below in all material respects, subject only to completion of Punch List Work, and specifying the date of that completion, and (ii) certifying that the Tenant Improvements comply in all material respects with all laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto at the time of such delivery. Upon receipt by Tenant of the Substantial Completion Certificate and tender of possession of the Premises by Landlord to Tenant, and receipt of any certificate of occupancy or its legal equivalent, or other required sign-offs from any applicable governmental authority, allowing the legal occupancy of the Premises, the Tenant Improvements will be deemed delivered to Tenant and “Ready for Occupancy” for all purposes of the Lease (subject to Landlord’s continuing obligations with respect to any Punch List Work, and to any other express obligations of Landlord under the Lease or this Tenant Work Letter with respect to such Tenant Improvements).

(b)    Immediately prior to delivery of the Substantial Completion Certificate for the Tenant Improvements, Project Manager or other representatives of Landlord shall conduct one or more “walkthroughs” of the Building with Tenant and Tenant’s representatives, to identify any items of Punch List Work that may require correction and to prepare a joint punch list reflecting any such items, following which Landlord shall diligently complete the Punch List Work reflected in such joint punch list. The Punch List Work shall be attached to the Substantial Completion Certificate, and shall not include damage caused by Tenant or any of Tenant’s agents in connection with any work performed by Tenant in the Premises, or required as a result of Tenant’s move-in to the Premises. At any time within thirty (30) days after delivery of such Substantial Completion Certificate, Tenant shall be entitled to submit one or more lists to Landlord supplementing such joint punch list by specifying any additional items of Punch List Work to be performed on the applicable Tenant Improvements, and upon receipt of such list(s), Landlord shall diligently complete such additional Punch List Work. Promptly after Landlord provides Tenant with the Substantial Completion Certificate and completes all applicable Punch List Work for the Building, Landlord shall cause the recordation of a Notice of Completion (as defined in the California Civil Code) with respect to the Tenant Improvements.

-4-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

(c)    All construction, product and equipment warranties and guaranties obtained by Landlord with respect to the Tenant Improvements in the Premises shall, to the extent reasonably obtainable, include a provision that such warranties and guaranties shall also run to the benefit of Tenant, and Landlord shall cooperate with Tenant in a commercially reasonable manner to assist in enforcing all such warranties and guaranties for the benefit of Tenant.

(d)    Notwithstanding any other provisions of this Tenant Work Letter or of the Lease, if Landlord is delayed in substantially completing any of the Tenant Improvements as a result of any Tenant Delay, and if the Lease Commencement Date is being determined under clause (i) of Section 3.2 of the Lease Summary, then notwithstanding any other provision of the Lease to the contrary, the Premises shall be deemed to have been Ready for Occupancy on the date the Premises would have been Ready for Occupancy absent such Tenant Delay.

4.    Payment of Costs.

(a)    Tenant Improvement Allowance. Subject to any restrictions, conditions or limitations expressly set forth in this Tenant Work Letter or in the Lease or as otherwise expressly provided by mutual written agreement of Landlord and Tenant, the cost of construction of the Tenant Improvements shall be paid or reimbursed by Landlord up to a maximum amount equal to $190.00 per RSF of the Premises (i.e. $5,028,730.00 (the “Tenant Improvement Allowance”), which amount is being made available by Landlord to be applied towards the Cost of Improvements for the construction of the Tenant Improvements in the Premises. Tenant shall be responsible, at its sole cost and expense, for payment of the entire Cost of Improvements of the Tenant Improvements in excess of the Tenant Improvement Allowance, including (but not limited to) any costs or cost increases incurred as a result of delays (unless caused by Landlord), governmental requirements or unanticipated conditions (unless caused by Landlord), and for payment of any and all costs and expenses relating to any alterations, additions, improvements, furniture, furnishings, equipment, fixtures and personal property items which are not eligible for application of Tenant Improvement Allowance funds under the restrictions expressly set forth below in this paragraph, but Tenant shall be entitled to use or apply the entire Tenant Improvement Allowance toward the Cost of Improvements of the Tenant Improvements (subject to any applicable restrictions, conditions, limitations, reductions or charges set forth in the Lease or in this Tenant Work Letter) prior to being required to expend any of Tenant’s own funds for the Tenant Improvements. The funding of the Tenant Improvement Allowance shall be made on a monthly basis or at other convenient intervals mutually approved by Landlord and Tenant and in all other respects shall be based on such commercially reasonable disbursement conditions and procedures as Landlord, Project Manager and Landlord’s lender (if any) may reasonably prescribe. Notwithstanding the foregoing provisions, under no circumstances shall the Tenant Improvement Allowance or any portion thereof be used or useable by Tenant for any moving or relocation expenses of Tenant, or for any Cost of Improvement (or any other cost or expense) associated with any moveable furniture or trade fixtures, personal property or any other item or element which, under the applicable provisions of the Lease, will not become Landlord’s property and remain with the Building upon expiration or termination of the Lease. Notwithstanding anything to the contrary herein, the Tenant Improvements shall not include (and Landlord shall be solely responsible for and the Tenant Improvement Allowance shall not be used for) the following: (a) costs incurred due to the presence of any Hazardous Materials in the Premises, if any, but with respect to removal and remediation of any such Hazardous Materials, only to the extent such removal or remediation is required by Applicable Laws enforced as of the date of this Lease for improvements in the Premises generally (as opposed to the specific Tenant Improvements) and to the extent the same are required in order to allow Tenant to obtain a certificate of occupancy or its legal equivalent, for the Premises for the Permitted Use assuming a normal and customary occupancy density; (b) costs to bring the Project into compliance with Applicable Laws to the extent required in order to allow Tenant to obtain a certificate of occupancy or its legal equivalent, for the Premises for the Permitted Use assuming a normal and customary office and lab occupancy density; (c) construction costs in excess of the contract from the General Contractor approved by Tenant (not to be unreasonably withheld), except for increases set forth in approved change orders; and (d) wages, labor and overhead for overtime and premium time unless approved by Tenant (which approval shall not be unreasonably withheld, conditioned or delayed).

No Agency. Nothing contained in this Tenant Work Letter shall make or constitute Tenant as the agent of Landlord.

6.    Tenant Access. Provided that Tenant and its agents do not interfere with Contactor’s work in the Building and the Premises (including by the use of non-union vendors without prior coordination with Landlord), Contractor shall allow Tenant access to the Premises prior to the Substantial Completion of the Landlord’s TI Work without payment of Rent for the purpose of Tenant installing equipment or fixtures (including Tenant’s data and

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telephone equipment) in the Premises and preparing the Premises for occupancy and conducting move-in activities. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.

7.    Miscellaneous. All references in this Tenant Work Letter to a number of days shall be construed to refer to calendar days, unless otherwise specified herein. In all instances where Landlord’s or Tenant’s approval is required, if no written notice of disapproval is given within the applicable time period, at the end of that period Landlord or Tenant shall be deemed to have given approval (unless the provision requiring Landlord’s or Tenant’s approval expressly states that non-response is deemed to be a disapproval or withdrawal of the pending action or request, in which event such express statement shall be controlling over the general statement set forth in this sentence) and the next succeeding time period shall commence. If any item requiring approval is disapproved by Landlord or Tenant (as applicable) in a timely manner, the procedure for preparation of that item and approval shall be repeated. Landlord hereby acknowledges that Tenant shall not be required to restore the initial Tenant Improvements constructed in the Premises pursuant to the terms of this Tenant Work Letter upon the termination of the Lease.

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SCHEDULE 1

APPROVED SCHEMATIC PLANS

SCHEDULE 1 -1-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

EXHIBIT C

NOTICE OF LEASE TERM DATES

To:

Re:	Lease dated , 20__ between , a (“Landlord”), and , a (“Tenant”) concerning Suite on floor(s) of the building located at , California.

Gentlemen:

In accordance with the Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on for a term of ending on .

2.	Rent commenced to accrue on , in the amount of .

3.	If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to at .

5.	The number of rentable/usable square feet within the Premises is approximately square feet.

6.	Tenant’s Share as adjusted based upon the exact number of usable square feet within the Premises is %, subject to Section 6 of the Summary of Basic Lease Information.

“Landlord”:
,
a
By:
Its:

EXHIBIT C -1-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

Agreed to and Accepted as of , 20_ .

“Tenant”:

a

By:
Its:

EXHIBIT C -2-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

EXHIBIT D

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Lease (the “Lease”) made and entered into as of             , 20     by and between                      as Landlord, and the undersigned as Tenant, for Premises consisting of a portion of the building located at                     , California, certifies as follows:

1.    Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2.    The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on                     , and the Lease Term expires on                     , and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project, except as expressly set forth in the Lease.

3.    Base Rent became payable on                     .

4.    The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5.    Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6.    Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord’s mortgagee.

7.    All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                     . The current monthly installment of Base Rent is $        .

8.    To Tenant’s actual knowledge, without inquiry, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder. The Lease does not require Landlord to provide any rental concessions or to pay any leasing brokerage commissions except as expressly set forth therein.

9.    No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease. Neither Landlord, nor its successors or assigns, shall in any event be liable or responsible for, or with respect to, the retention, application and/or return to Tenant of any security deposit paid to any prior landlord of the Premises, whether or not still held by any such prior landlord, unless and until the party from whom the security deposit is being sought, whether it be a lender, or any of its successors or assigns, has actually received for its own account, as landlord, the full amount of such security deposit.

10.    To Tenant’s actual knowledge, without inquiry, as of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

EXHIBIT D -1-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

11.    If Tenant is a corporation or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12.    There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13.    Tenant is in full compliance with all federal, state and local laws, ordinances, rules and regulations affecting its use of the Premises, including, but not limited to, those laws, ordinances, rules or regulations relating to hazardous or toxic materials. Tenant has never permitted its agents, employees or contractors to engage in the generation, manufacture, treatment, use, storage, disposal or discharge of any hazardous, toxic or dangerous waste, substance or material in, on, under or about the Project or the Premises or any adjacent premises or property in violation of any federal, state or local law, ordinance, rule or regulation.

14.    To the undersigned’s knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full. All work (if any) in the common areas required by the Lease to be completed by Landlord has been completed and all parking spaces required by the Lease have been furnished and/or all parking ratios required by the Lease have been met.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at                      on the          day of                 , 20    .

“Tenant”:

,
a

By:
Its:

By:
Its:

EXHIBIT D -2-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

EXHIBIT E

ENVIRONMENTAL QUESTIONNAIRE

ENVIRONMENTAL QUESTIONNAIRE

FOR COMMERCIAL AND INDUSTRIAL PROPERTIES

Property Name:

Property Address:

Instructions: The following questionnaire is to be completed by the Lessee representative with knowledge of the planned operations for the specified building/location. Please print clearly and attach additional sheets as necessary.

1.0    PROCESS INFORMATION

Describe planned use, and include brief description of manufacturing processes employed.

2.0    HAZARDOUS MATERIALS

Are hazardous materials used or stored? If so, continue with the next question. If not, go to Section 3.0.

2.1	Are any of the following materials handled on the Property?

Yes ☐ No ☐

(A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.) If so, complete this section. If this question is not applicable, skip this section and go on to Section 5.0.

☐ Explosives	☐ Fuels	☐ Oils
☐ Solvents	☐ Oxidizers	☐ Organics/Inorganics
☐ Acids	☐ Bases	☐ Pesticides
☐ Gases	☐ PCBs	☐ Radioactive Materials
☐ Other (please specify)

2-2.	If any of the groups of materials checked in Section 2.1, please list the specific material(s), use(s), and quantity of each chemical used or stored on the site in the Table below. If convenient, you may substitute a chemical inventory and list the uses of each of the chemicals in each category separately.

Material	Physical State (Solid, Liquid, or Gas)	Usage	Container Size	Number of Containers	Total Quantity

2-3.	Describe the planned storage area location(s) for these materials. Please include site maps and drawings as appropriate.

EXHIBIT E -1-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

3.0    HAZARDOUS WASTES

Are hazardous wastes generated?

Yes ☐ No ☐

If yes, continue with the next question. If not, skip this section and go to section 4.0.

3.1	Are any of the following wastes generated, handled, or disposed of (where applicable) on the Property?

☐ Hazardous wastes	☐ Industrial Wastewater
☐ Waste oils	☐ PCBs
☐ Air emissions	☐ Sludges
☐ Regulated Wastes	☐ Other (please specify)

3-2.	List and quantify the materials identified in Question 3-1 of this section.

WASTE GENERATED	RCRA listed Waste?	SOURCE	APPROXIMATE MONTHLY QUANTITY	WASTE CHARACTERIZATION	DISPOSITION

3-3.	Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility, if applicable). Attach separate pages as necessary.

Transporter/Disposal Facility Name	Facility Location	Transporter (I) or Disposal (D) Facility	Permit Number

3-4.	Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment?

Yes ☐ No ☐

3-5.	If so, please describe.

4.0    USTS/ASTS

4.1	Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)? Yes No

If not, continue with section 5.0. If yes, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection/spill prevention measures. Please attach additional pages if necessary.

Capacity	Contents	Year Installed	Type (Steel, Fiberglass, etc)	Associated Leak Detection / Spill Prevention Measures*

*	Note: The following are examples of leak detection / spill prevention measures:

      Integrity testing    Inventory reconciliation    Leak detection system

      Overfill spill protection    Secondary containment    Cathodic protection

EXHIBIT E -2-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

4-2.	Please provide copies of written tank integrity test results and/or monitoring documentation, if available.

4-3.	Is the UST/AST registered and permitted with the appropriate regulatory agencies?

Yes ☐ No ☐

If so, please attach a copy of the required permits.

4-4.	If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

4-5.	If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the Property?

Yes ☐ No ☐

If yes, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

4-6.	For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes?

Yes ☐ No ☐

For new tenants, are installations of this type required for the planned operations?

Yes ☐ No ☐

If yes to either question, please describe.

5.0    ASBESTOS CONTAINING BUILDING MATERIALS

Please be advised that an asbestos survey may have been performed at the Property. If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material. All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials. Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

6.0    REGULATORY

6-1. Does	the operation have or require a National Pollutant Discharge Elimination System (NPDES) or equivalent permit?

Yes ☐ No ☐

 If so, please attach a copy of this permit.

6-2. Has	a Hazardous Materials Business Plan been developed for the site?

Yes ☐ No ☐

 If so, please attach a copy.

CERTIFICATION

I am familiar with the real property described in this questionnaire. By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge. I also understand that

EXHIBIT E -3-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

Lessor will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature:
Name:
Title:
Date:
Telephone:

EXHIBIT E -4-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

EXHIBIT F

TENANT’S PROPERTY

The following items, to the extent not purchased with the Tenant Improvement Allowance or Additional Improvement Allowance, shall be deemed “Tenant’s Property”:

1.	All moveable furniture and equipment that is not “built-in”.

2.	Moveable lab casework (other than “built-in” lab casework), including moveable lab benches.

3.	Servers, server racks and back-up batteries.

4.	Furniture.

EXHIBIT F -1-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

EXHIBIT G

INTENTIONALLY OMITTED

EXHIBIT G -1-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

EXHIBIT H

FORM OF LETTER OF CREDIT

(Letterhead of a money center bank

acceptable to the Landlord)

FAX NO. [( ) - ]	[Insert Bank Name And Address]
SWIFT: [Insert No., if any]

DATE OF ISSUE:

BENEFICIARY: [Insert Beneficiary Name And Address]	APPLICANT: [Insert Applicant Name And Address]

LETTER OF CREDIT NO.

EXPIRATION DATE: AT OUR COUNTERS	AMOUNT AVAILABLE: USD[Insert Dollar Amount] (U.S. DOLLARS [Insert Dollar Amount])

LADIES AND GENTLEMEN:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO.                          IN YOUR FAVOR FOR THE ACCOUNT OF [Insert Tenant’s Name], A [Insert Entity Type], UP TO THE AGGREGATE AMOUNT OF USD[Insert Dollar Amount] ([Insert Dollar Amount] U.S. DOLLARS) EFFECTIVE IMMEDIATELY AND EXPIRING ON         (Expiration Date)         AVAILABLE BY PAYMENT UPON PRESENTATION OF YOUR DRAFT AT SIGHT DRAWN ON [Insert Bank Name] WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENT(S):

1.    THE ORIGINAL OF THIS IRREVOCABLE STANDBY LETTER OF CREDIT AND AMENDMENT(S), IF ANY.

2.    BENEFICIARY’S SIGNED STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF [Insert Landlord’s Name], A [Insert Entity Type] (“LANDLORD”) STATING THE FOLLOWING:

“THE UNDERSIGNED HEREBY CERTIFIES THAT THE LANDLORD, EITHER (A) UNDER THE LEASE (DEFINED BELOW), OR (B) AS A RESULT OF THE TERMINATION OF SUCH LEASE, HAS THE RIGHT TO DRAW DOWN THE AMOUNT OF USD                      IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”), OR SUCH AMOUNT CONSTITUTES DAMAGES OWING BY THE TENANT TO BENEFICIARY RESULTING FROM THE BREACH OF SUCH LEASE BY THE TENANT THEREUNDER, OR THE TERMINATION OF SUCH LEASE, AND SUCH AMOUNT REMAINS UNPAID AT THE TIME OF THIS DRAWING.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT WE HAVE RECEIVED A WRITTEN NOTICE OF [Insert Bank Name]‘S ELECTION NOT TO EXTEND ITS STANDBY LETTER OF CREDIT NO.                          AND HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT WITHIN AT LEAST THIRTY (30) DAYS PRIOR TO THE PRESENT EXPIRATION DATE.”

EXHIBIT H -1-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ___________ AS THE RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE BY THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ___________ AS THE RESULT OF AN INVOLUNTARY PETITION HAVING BEEN FILED UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ________________ AS THE RESULT OF THE REJECTION, OR DEEMED REJECTION, OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED, UNDER SECTION 365 OF THE U.S. BANKRUPTCY CODE.”

SPECIAL CONDITIONS:

PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS MAY BE MADE UNDER THIS STANDBY LETTER OF CREDIT, PROVIDED, HOWEVER, THAT EACH SUCH DEMAND THAT IS PAID BY US SHALL REDUCE THE AMOUNT AVAILABLE UNDER THIS STANDBY LETTER OF CREDIT.

ALL INFORMATION REQUIRED WHETHER INDICATED BY BLANKS, BRACKETS OR OTHERWISE, MUST BE COMPLETED AT THE TIME OF DRAWING. [Please Provide The Required Forms For Review, And Attach As Schedules To The Letter Of Credit.]

ALL SIGNATURES MUST BE MANUALLY EXECUTED IN ORIGINALS.

ALL BANKING CHARGES ARE FOR THE APPLICANT’S ACCOUNT.

IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR A PERIOD OF ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE EXPIRATION DATE WE SEND YOU NOTICE BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE THAT WE ELECT NOT TO EXTEND THIS LETTER OF CREDIT FOR ANY SUCH ADDITIONAL PERIOD. SAID NOTICE WILL BE SENT TO THE ADDRESS INDICATED ABOVE, UNLESS A CHANGE OF ADDRESS IS OTHERWISE NOTIFIED BY YOU TO US IN WRITING BY RECEIPTED MAIL OR COURIER. ANY NOTICE TO US WILL BE DEEMED EFFECTIVE ONLY UPON ACTUAL RECEIPT BY US AT OUR DESIGNATED OFFICE. IN NO EVENT, AND WITHOUT FURTHER NOTICE FROM OURSELVES, SHALL THE EXPIRATION DATE BE EXTENDED BEYOND A FINAL EXPIRATION DATE OF ___ (120 days from the Lease Expiration Date).

-2-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

THIS LETTER OF CREDIT MAY BE TRANSFERRED SUCCESSIVELY IN WHOLE OR IN PART ONLY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF A NOMINATED TRANSFEREE (“TRANSFEREE”), ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE IS IN COMPLIANCE WITH ALL APPLICABLE U.S. LAWS AND REGULATIONS. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S) IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR TRANSFER FORM (AVAILABLE UPON REQUEST) AND PAYMENT OF OUR CUSTOMARY TRANSFER FEES, WHICH FEES SHALL BE PAYABLE BY APPLICANT (PROVIDED THAT BENEFICIARY MAY, BUT SHALL NOT BE OBLIGATED TO, PAY SUCH FEES TO US ON BEHALF OF APPLICANT, AND SEEK REIMBURSEMENT THEREOF FROM APPLICANT). IN CASE OF ANY TRANSFER UNDER THIS LETTER OF CREDIT, THE DRAFT AND ANY REQUIRED STATEMENT MUST BE EXECUTED BY THE TRANSFEREE AND WHERE THE BENEFICIARY’S NAME APPEARS WITHIN THIS STANDBY LETTER OF CREDIT, THE TRANSFEREE’S NAME IS AUTOMATICALLY SUBSTITUTED THEREFOR.

ALL DRAFTS REQUIRED UNDER THIS STANDBY LETTER OF CREDIT MUST BE MARKED: ‘‘DRAWN UNDER [Insert Bank Name] STANDBY LETTER OF CREDIT NO. ___________.”

WE HEREBY AGREE WITH YOU THAT IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AT OR PRIOR TO [Insert Time – (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS PRESENTED CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SUCCEEDING BUSINESS DAY. IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AFTER [Insert Time – (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS CONFORM WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SECOND SUCCEEDING BUSINESS DAY. AS USED IN THIS LETTER OF CREDIT, “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN THE STATE OF CALIFORNIA ARE AUTHORIZED OR REQUIRED BY LAW TO CLOSE. IF THE EXPIRATION DATE FOR THIS LETTER OF CREDIT SHALL EVER FALL ON A DAY WHICH IS NOT A BUSINESS DAY THEN SUCH EXPIRATION DATE SHALL AUTOMATICALLY BE EXTENDED TO THE DATE WHICH IS THE NEXT BUSINESS DAY.

PRESENTATION OF A DRAWING UNDER THIS LETTER OF CREDIT MAY BE MADE ON OR PRIOR TO THE THEN CURRENT EXPIRATION DATE HEREOF BY HAND DELIVERY, COURIER SERVICE, OVERNIGHT MAIL, OR FACSIMILE. PRESENTATION BY FACSIMILE TRANSMISSION SHALL BE BY TRANSMISSION OF THE ABOVE REQUIRED SIGHT DRAFT DRAWN ON US TOGETHER WITH THIS LETTER OF CREDIT TO OUR FACSIMILE NUMBER, [Insert Fax Number – (___) ___-____], ATTENTION: [Insert Appropriate Recipient], WITH TELEPHONIC CONFIRMATION OF OUR RECEIPT OF SUCH FACSIMILE TRANSMISSION AT OUR TELEPHONE NUMBER [Insert Telephone Number – (___) ___-____] OR TO SUCH OTHER FACSIMILE OR TELEPHONE NUMBERS, AS TO WHICH YOU HAVE RECEIVED WRITTEN NOTICE FROM US AS BEING THE APPLICABLE SUCH NUMBER. WE AGREE TO NOTIFY YOU IN WRITING, BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE, OF ANY CHANGE IN SUCH DIRECTION. ANY FACSIMILE PRESENTATION PURSUANT TO THIS PARAGRAPH SHALL ALSO STATE THEREON THAT THE ORIGINAL OF SUCH SIGHT DRAFT AND LETTER OF CREDIT ARE BEING REMITTED, FOR DELIVERY ON THE NEXT BUSINESS DAY, TO [Insert Bank Name] AT THE APPLICABLE ADDRESS FOR PRESENTMENT PURSUANT TO THE PARAGRAPH FOLLOWING THIS ONE.

WE HEREBY ENGAGE WITH YOU THAT ALL DOCUMENT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS STANDBY LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT OUR OFFICE LOCATED AT [Insert Bank Name], [Insert Bank Address], ATTN: [Insert Appropriate Recipient], ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT, ___(Expiration Date)___.

-3-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

IN THE EVENT THAT THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT IS LOST, STOLEN, MUTILATED, OR OTHERWISE DESTROYED, WE HEREBY AGREE TO ISSUE A DUPLICATE ORIGINAL HEREOF UPON RECEIPT OF A WRITTEN REQUEST FROM YOU AND A CERTIFICATION BY YOU (PURPORTEDLY SIGNED BY YOUR AUTHORIZED REPRESENTATIVE) OF THE LOSS, THEFT, MUTILATION, OR OTHER DESTRUCTION OF THE ORIGINAL HEREOF.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE “INTERNATIONAL STANDBY PRACTICES” (ISP 98) INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 590).

Very truly yours,

(Name of Issuing Bank)

By:

-4-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

EXHIBIT I

APPROVED OUTSIDE LOCATION OF GENERATOR

EXHIBIT I -1-	HCP, INC. [Britannia Point Eden] [Arcus Biosciences, Inc.]

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO OFFICE LEASE (“First Amendment”) is made and entered into as of the 22nd day of July, 2016, by and between HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and ARCUS BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A.    Landlord and Tenant entered into that certain Lease dated September 30, 2015 (the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of approximately 26,467 rentable square feet (“Existing Premises”) with a street address of 3928 Point Eden Way, Hayward, California (“Building”).

B.    Tenant desires to expand the Existing Premises to include that certain space consisting of approximately 13,644 rentable square feet of space with a street address of 3920 Point Eden Way, Hayward, California (the “Expansion Premises”), as delineated on Exhibit A attached hereto and made a part hereof, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2.    Modification of Premises. Effective as of January 1, 2021 (the “Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises. Landlord and Tenant hereby acknowledge and agree that prior to the Expansion Commencement Date Tenant shall be in occupancy of the Expansion Premises pursuant to a sublease being executed concurrently herewith (the “Sublease”) by Tenant and the existing tenant of the Expansion Premises (“Mallinckrodt”), and accordingly, Landlord shall have no obligation to “deliver” the Expansion Premises to Tenant. Landlord and Tenant hereby acknowledge that notwithstanding any provision to the contrary contained in the Lease, such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 40,111 rentable square feet, and the Premises shall comprise the entirety of the Building. The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the “Premises”.

Britannia Point Eden [First Amendment] [Arcus Biosciences, Inc.]

3.    Term.

3.1.    Expansion Term. The term of Tenant’s lease of the Expansion Premises (the “Expansion Term”) shall commence on the Expansion Commencement Date and shall expire coterminously with Tenant’s Lease of the Existing Premises on the Lease Expiration Date, unless sooner terminated as provided in the Lease, as hereby amended. For the avoidance of doubt, the option to extend the Lease Term in Section 2.2 of the Lease shall include the Expansion Premises.

3.2.    Sublease. The Sublease has been made subject to that certain Lease dated March 7, 1997 (as previously amended, the “Mallinckrodt Lease”). The Sublease and Mallinckrodt Lease are each scheduled to expire on December 31, 2020, and the Expansion Commencement Date shall occur immediately upon such termination. Tenant’s occupancy of the Expansion Premises after the termination of the Mallinckrodt Lease shall be deemed pursuant to the Lease and not as a holdover under the Mallinckrodt Lease. Landlord agrees that in the event the Mallinckrodt Lease is terminated prior to the Expansion Commencement Date, Tenant will automatically become a direct tenant of Landlord in the Expansion Premises on all of the terms and conditions of the Lease, Landlord will recognize Tenant on all of the terms and conditions of the Lease, and Tenant will attorn to Landlord on all of such terms from the date of such termination through the Expansion Commencement Date (the “Recognition Lease Period”). The termination of the Mallinckrodt Lease, and direct lease of the Expansion Premises by Tenant as set forth above, shall not modify the Expansion Commencement Date or Lease Expiration Date under the Lease; provided, however, if the Lease is terminated during the Recognition Lease Period, the Expansion Commencement Date shall not occur. During the Recognition Lease Period, Tenant shall pay Base Rent and Additional Rent as to the Expansion Premises in accordance with the terms of this First Amendment, provided that the Base Rent as to the Expansion Premises payable prior to the Expansion Commencement Date hereunder shall be as set forth below.

Date	Monthly Installment of Base Rent

Commencement Date of Sublease-Sublease Month 12	$21,830.40

Sublease Months 13-24	$22,512.60

Sublease Months 25-36	$23,194.80

Sublease Months 37-48	$23,877.00

Sublease Months 49-December 31, 2020	$24,559.20

Landlord hereby agrees, and agrees to include in its consent to the Sublease, that: (a) Mallinckrodt shall not be required to restore any alterations in the Expansion Premises as of the date of this First Amendment; (b) Landlord consents to Tenant Improvements being performed as described in Section 6 in accordance with the terms of the Lease (including the Tenant Work Letter); and (c) the terms of Section 14.8 of the Lease shall apply to the term of the Sublease.

-2-	Britannia Point Eden [First Amendment] [Arcus Biosciences, Inc.]

4.    Base Rent.

4.1.    Existing Premises. Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of Article 3 of the Lease.

4.2.    Expansion Premises. Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows:

Period During Expansion Term	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
January 1, 2021 – December 31, 2021	$319,269.60	$26,605.80	$1.95
January 1, 2022 – December 31, 2022	$330,444.04	$27,537.00	$2.02
January 1, 2023 – December 31, 2023	$342,009.58	$28,500.80	$2.09
January 1, 2024 – March 31, 2024	$353,979.91	$29,498.33	$2.16

On or before the Expansion Commencement Date, Tenant shall pay to Landlord the Base Rent payable for the Expansion Premises for the first full month of the Expansion Term.

5.    Tenant’s Share of Direct Expenses for Entire Premises. Prior to the Expansion Commencement Date, Tenant shall continue to pay Tenant’s Share of Direct Expenses in connection with the Existing Premises in accordance with the terms of the Lease. Commencing on the Expansion Commencement Date, Tenant shall also pay Tenant’s Share of Direct Expenses in connection with the Expansion Premises in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant’s Share of Direct Expenses in connection with the entire Premises (i.e., the Existing Premises and the Expansion Premises) from and after the Expansion Commencement Date, Tenant’s Share shall equal 100%.

6.    Expansion Improvements; Additional TI Allowance. Except as specifically set forth herein, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, “as-is” condition. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby

-3-	Britannia Point Eden [First Amendment] [Arcus Biosciences, Inc.]

acknowledges, that the Project, Building and Premises have not undergone inspection by a Certified Access Specialist (CASp). Notwithstanding the foregoing, in addition to the Tenant Improvement Allowance set forth in Section 4(a) of the Tenant Work Letter attached to the Lease, Tenant shall have the right, by written notice to Landlord given on or before December 31, 2018, to use up to $20.00 per RSF of the Expansion Premises (i.e., up to $272,880.00) (the “Additional TI Allowance”) towards the payment of the Cost of Improvements, and which shall be available for Tenant’s use in the Existing Premises and/or the Expansion Premises commencing on the date of this First Amendment. In the event Tenant exercises its right to use all or any portion of the Additional TI Allowance, Tenant shall be required to pay Landlord, commencing on the date the Tenant Improvements are completed (the “Additional Payment Commencement Date”), the “Additional TI Allowance Payment,” as that term is defined below, in consideration of Landlord provision of the Additional TI Allowance. The “Additional TI Allowance Payment” shall be determined as the missing component of an annuity, which annuity shall have (i) the amount of the Additional TI Allowance utilized by Tenant as the present value amount, (ii) a number equal to the number of full calendar months then remaining in the initial Lease Term as the number of payments, (iii) a monthly interest factor equal to eighty-three one-hundredths percent (0.83%), which is equal to ten percent (10%) divided by twelve (12) months per year, and (iv) the Additional TI Allowance Payment as the missing component of the annuity. Tenant shall pay the Additional TI Allowance Payment as Additional Rent under the Lease, monthly through the expiration of the initial Lease Term following the Additional Payment Commencement Date. Following the calculation of the Additional TI Allowance Payment, Landlord and Tenant will enter into a lease amendment in the form of Exhibit B attached hereto, to confirm the amount thereof. Any unused portion of the Additional TI Allowance remaining as of December 31, 2018, shall remain with Landlord and Tenant shall have no further right thereto. Tenant’s use of the Additional TI Allowance shall be subject to a Project Management Fee at the same percentage set forth in Section 2(e) of the Tenant Work Letter attached to the Lease. Landlord hereby approves the Schematic Plans attached hereto as Exhibit C and acknowledges that Tenant shall not be required to restore such Tenant Improvements.

7.    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than CBRE, Inc. and Jennifer Berrueta Vergara and Mary Hines, with Kidder Mathews initially and then Newmark Cornish & Carey (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party. The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

8.    Letter of Credit; Security Deposit. Landlord and Tenant acknowledge that, in accordance with Article 21 of the Lease, Tenant has previously delivered an L-C in the amount of $201,816.64 as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease, and which Landlord shall continue to hold pursuant to the terms of the

-4-	Britannia Point Eden [First Amendment] [Arcus Biosciences, Inc.]

Lease. In connection with the Expansion Premises, Tenant shall be required to deliver an additional $58,996.66 to Landlord. Accordingly, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount of $58,996.66, as security for the faithful performance by Tenant of all of its obligations under the Lease, as amended, in two installments of $29,498.33 each: the first of which shall be delivered concurrently with Tenant’s execution of this First Amendment and the second of which shall be delivered before the Expansion Commencement Date. If Tenant defaults with respect to any provisions of the Lease, as amended, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statute, and all other provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, and/or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the subject premises. Tenant acknowledges and agrees that (a) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Section 8, above, and (b) rather than be so limited, Landlord may claim from the Security Deposit (1) any and all sums expressly identified in this Section 8, above, and (2) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant’s default of the Lease, as amended, including, but not limited to, all damages or rent due upon termination of the Lease pursuant to Section 1951.2 of the California Civil Code.

9.    No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.

[signatures follow on next page]

-5-	Britannia Point Eden [First Amendment] [Arcus Biosciences, Inc.]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

LANDLORD:		TENANT:

HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership		ARCUS BIOSCIENCES, INC., a Delaware corporation
By: /s/ Juan C. Jaen
By:	HCP Estates USA Inc.,
	a Delaware corporation,	Name: Juan C. Jaen
its General Partner
Its: President

	By: /s/ Jonathan M. Bergschneider	By:
Jonathan M. Bergschneider
	Executive Vice President	Name:

Its:

-6-	Britannia Point Eden [First Amendment] [Arcus Biosciences, Inc.]

EXHIBIT A

OUTLINE OF EXPANSION PREMISES

EXHIBIT A -1-	Britannia Point Eden [First Amendment] [Arcus Biosciences, Inc.]

EXHIBIT B

FORM OF AGREEMENT FOR ADDITIONAL MONTHLY BASE RENT

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (“Amendment”) is made and entered into as of                  , 2016, by and between HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and ARCUS BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A.    Landlord and Tenant entered into that certain Lease dated September 30, 2015 (the “Original Lease”), as amended by that certain First Amendment to Lease dated March     , 2016 (the “First Amendment”) (the Original Lease, and the First Amendment are collectively, the “Lease”),whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of approximately              rentable square feet (“Existing Premises”) with a street address of 3920 Point Eden Way and 3928 Point Eden Way (“Building”).

B.    Landlord and Tenant desire to amend the Lease on the terms and conditions set forth in this Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Amendment.

2.    Additional TI Allowance. Pursuant to the terms of Section 6 of the First Amendment, Tenant was entitled to an Additional TI Allowance of up to $272,880.00 (the “Additional TI Allowance”). Notwithstanding any provision to the contrary contained in the Lease, Landlord and Tenant hereby acknowledge and agree that Tenant has utilized              and     /100 Dollars ($        .    ) of the Additional TI Allowance (the “Utilized Additional TI Allowance”).

4.    Additional Monthly Base Rent. As a result of Tenant’s use of the Utilized Additional TI Allowance, Tenant is required to pay Additional Monthly Base Rent calculated as provided in Section 6 of the First Amendment, which Additional Monthly Base Rent shall be equal to $         per month, payable on or before the first (1st) day of each month commencing as of             , and continuing through the expiration of the initial Lease Term.

EXHIBIT B -1-	Britannia Point Eden [First Amendment] [Arcus Biosciences, Inc.]

5.    No Further Modification. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

LANDLORD:		TENANT:

HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership		ARCUS BIOSCIENCES, INC., a Delaware corporation
By:
By:	HCP Estates USA Inc.,
	a Delaware corporation,	Name:
its General Partner
Its:

	By:	By:
Jonathan M. Bergschneider
	Executive Vice President	Name:

Its:

-2-	Britannia Point Eden [First Amendment] [Arcus Biosciences, Inc.]

EXHIBIT C

APPROVED SCHEMATIC PLANS

EXHIBIT C -1-	Britannia Point Eden [First Amendment] [Arcus Biosciences, Inc.]

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO OFFICE LEASE (“Second Amendment”) is made and entered into as of the 12th day of October, 2017 (the “Effective Date”), by and between HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and ARCUS BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A.    Landlord and Tenant entered into that certain Lease dated September 30, 2015 (the “Original Lease”), as supplemented by that certain Notice of Lease Term Dates dated April 8, 2016 and that certain Notice of First Amendment Lease Term Dates dated July 27, 2016 (collectively, the “Notices of Lease Term Dates”), and as amended by that certain First Amendment to Lease dated July 22, 2016 (the “First Amendment”), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of approximately 26,467 rentable square feet (“Original Premises”) with a street address of 3928 Point Eden Way, Hayward, California (together with 3920 Point Eden Way, Hayward, California, “Building E”). The Original Lease, the Notices of Lease Term Dates and the First Amendment are, collectively, the “Lease.”

B.    Per the First Amendment, Landlord and Tenant agreed to expand the Existing Premises to include that certain space consisting of approximately 13,644 rentable square feet of space with a street address of 3920 Point Eden Way, Hayward, California (the “Expansion Premises”). The Original Premises and the Expansion Premises are, collectively, the “Existing Premises.”

C.    Tenant desires to (i) amend certain terms of Tenant’s lease of the Expansion Premises set forth in the First Amendment, (ii) expand the Existing Premises to include that certain space consisting of approximately 30,000 rentable square feet of space (the “Second Expansion Premises”) with a street address of 26118 Research Road, Hayward, California (“Building J”), as delineated on Exhibit A attached hereto and made a part hereof, and (iii) to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.

Britannia Point Eden [Second Amendment] [Arcus Biosciences, Inc.]

2.    Modification of Premises.

2.1.    Expansion Premises. Effective as of the date of this Second Amendment, the Expansion Commencement Date for the Expansion Premises set forth in Section 2 of the First Amendment shall be modified to be the date immediately following the Effective Date. In connection therewith, on the Expansion Commencement Date, Section 3.2 of the First Amendment is hereby deleted in its entirety and of no further force or effect.

2.2.    Second Expansion Premises. Effective as of the date upon which Landlord delivers all of the Second Expansion Premises to Tenant in the condition required by this Second Amendment (the “Second Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Second Expansion Premises. Consequently, effective upon the Second Expansion Commencement Date, the Existing Premises shall be increased to include the Second Expansion Premises. Landlord and Tenant hereby acknowledge that notwithstanding any provision to the contrary contained in the Lease, such addition of the Second Expansion Premises to the Existing Premises shall, effective as of the Second Expansion Commencement Date, increase the size of the Premises to approximately 70,111 rentable square feet. The Existing Premises and the Second Expansion Premises may hereinafter collectively be referred to as the “Premises”. Effective as of the Second Expansion Commencement Date, all references in the Lease, as amended, to the Building shall mean (i) Building E when the context applies to Building E or any portion of the Premises located in Building E, (ii) Building J when the context applies to Building J or any portion of the Premises located in Building J, and (iii) both Building E and Building J when the context applies to both of such buildings; provided; however, if casualty damage affects only one Building, the termination rights of the parties under Article 11 of the Original Lease shall apply only to the portion of the Premises in such Building (in which event the rent, security deposit and other amounts herein related to square footage and the definition of “Building” shall be correspondingly revised). Notwithstanding the foregoing, if Landlord has not delivered possession of the Second Expansion Premises in the condition required by Section 1 of Exhibit B, on or before the date which is fifteen (15) days following the Effective Date, then, as Tenant’s sole remedy for such delay, the date Tenant is otherwise obligated to commence payment of rent shall be delayed by one (1) day for each two (2) days that the delivery date is delayed beyond such date.

3.    Term.

3.1.    Second Expansion Term. Landlord and Tenant acknowledge that Tenant’s lease of the Existing Premises is scheduled to expire on April 6, 2024, pursuant to the terms of the Lease. Notwithstanding anything to the contrary in the Lease, the term of Tenant’s lease of the Existing Premises is hereby extended and shall expire coterminously with the term of Tenant’s lease of the Second Expansion Premises on the last day of the ninety-sixth (96th) full calendar month following the Second Expansion Commencement Date, but in no event later than October 31, 2025 (the “New Lease Expiration Date”), unless sooner terminated as provided in the Lease, as hereby amended. The period of time commencing on the Second Expansion Commencement Date and terminating on the New Lease Expiration Date, shall be referred to herein as the “Second Expansion Term.” At any time during the Second Expansion Term, Landlord may deliver to Tenant a notice substantially in the form as set forth in Exhibit C

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attached to the Original Lease, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) days of receipt thereof.    For purposes of this Second Amendment, the term “Second Expansion Year” shall mean each consecutive twelve (12) month period during the Second Expansion Term; provided, however, that the first (1st) Second Expansion Year shall commence on the Second Expansion Commencement Date and end on the last day of the month in which the first anniversary of the Second Expansion Commencement Date occurs (unless the Second Expansion Commencement Date is the first (1st) day of a calendar month, in which event the first Second Expansion Year shall end on the day immediately preceding the first anniversary of the Second Expansion Commencement Date), and the second and each succeeding Second Expansion Year shall commence on the first day of the next calendar month; and further provided that the last Second Expansion Year shall end on the New Expiration Date.

3.2.    Option Term. For the avoidance of doubt, the option to extend the Lease Term in Section 2.2 of the Original Lease shall apply to the entire Premises (i.e., the Existing Premises and the Second Expansion Premises), provided that, effective as of the date of this Second Amendment, Section 2.2 of the Original Lease shall be modified such that Tenant shall have one (1) option to extend the Lease Term for a period of five (5) years (as opposed to two (2) three-year options as currently set forth in Section 2.2 of the Original Lease), and which option shall be exercised pursuant to the terms of Section 2.2 of the Original Lease.

4.    Base Rent.

4.1.    Original Premises. Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall continue to pay Base Rent for the Original Premises in accordance with the terms of the Original Lease through April 6, 2024. Commencing on April 7, 2024 and continuing throughout the remainder of the Second Expansion Term, Tenant shall pay Base Rent for the Original Premises as follows:

Period During Second Expansion Term	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
April 7, 2024 – April 6, 2025	$1,247,226.86	$103,935.57	$3.93
April 7, 2025 – New Lease Expiration Date	$1,284,643.67	$107,053.64	$4.04

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4.2.    Expansion Premises. Effective as of the date of this Second Amendment, Section 4.2 of the First Amendment is hereby deleted in its entirety and Tenant shall pay Base Rent for the Expansion Premises as follows:

Period During Expansion Term	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
Expansion Commencement Date – last day of Second Expansion Year 1	N/A	$22,512.60	$1.65
Second Expansion Year 2	N/A	$23,194.80	$1.70
Second Expansion Year 3	N/A	$23,877.00	$1.75
First day of Second Expansion Year 4 – December 31, 2020	N/A	$24,559.20	$1.80
January 1, 2021 – December 31, 2021	$319,269.60	$26,605.80	$1.95
January 1, 2022 – December 31, 2022	$330,444.04	$27,537.00	$2.02
January 1, 2023 – December 31, 2023	$342,009.58	$28,500.80	$2.09
January 1, 2024 – December 31, 2024	$353,979.91	$29,498.33	$2.16
January 1, 2025 – New Lease Expiration Date	$366,369.21	$30,530.77	$2.24

On or before the Expansion Commencement Date, Tenant shall pay to Landlord the Base Rent payable for the Expansion Premises for the first full month of the Expansion Term.

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4.3.    Second Expansion Premises. Commencing on the Second Expansion Commencement Date and continuing throughout the Second Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Second Expansion Premises as follows:

Second Expansion Year	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
1	$666,000.00	$55,500.00	$1.85
2	$689,310.00	$57,442.50	$1.91
3	$713,435.85	$59,452.99	$1.98
4	$738,406.10	$61,533.84	$2.05
5	$764,250.32	$63,687.53	$2.12
6	$790,999.08	$65,916.59	$2.20
7	$818,684.05	$68,223.67	$2.27
8	$847,337.99	$70,611.50	$2.35

*	Note: Tenant shall have no obligation to pay any Base Rent for the Second Expansion Premises only which is otherwise attributable to the first three (3) months of the Second Expansion Term (the “Second Expansion Base Rent Abatement Period”); provided, however, Tenant shall be required to pay Tenant’s Share of Direct Expenses attributable to such period, as well as for all utilities and other services. Landlord and Tenant acknowledge that the aggregate amount of the Base Rent abatement for the Second Expansion Premises equals $166,500.00 (i.e., $55,500.00 per month).

5.    Tenant’s Share of Direct Expenses.

5.1.    Existing Premises. Prior to the Expansion Commencement Date, Tenant shall continue to pay Tenant’s Share of Direct Expenses in connection with the Original Premises in accordance with the terms of the Lease. Commencing on the Expansion Commencement Date, Tenant shall pay Tenant’s Share of Direct Expenses for the Existing Premises pursuant to the terms of the Lease (specifically including Section 5 of the First Amendment), and Tenant’s Share shall equal 100% of Building E.

5.2.    Second Expansion Premises. Commencing on the Second Expansion Commencement Date, Tenant shall also pay Tenant’s Share of Direct Expenses in connection with the Second Expansion Premises in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant’s Share of Direct Expenses in connection with the Second Expansion Premises, Tenant’s Share shall equal 100% of Building J.

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6.    Condition of Second Expansion Premises. Except as specifically set forth in the Tenant Work Letter attached to this Second Amendment as Exhibit B, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Second Expansion Premises, and Tenant shall accept the Second Expansion Premises in its presently existing, “as-is” condition. Notwithstanding the foregoing, when Landlord replaces the roof on Building J (which Landlord hereby agrees to perform in the calendar year 2018 or the calendar year 2019), Landlord shall remove, at its sole cost and not as an Operating Expense, any non-functioning HVAC units on such roof and Landlord shall be solely responsible (not as an Operating Expense) for roof repair costs in connection with such units (such as increased costs to patch the roof) until such units are removed.

7.    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than CBRE, Inc. and Newmark Cornish & Carey (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party. The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

8.    Letter of Credit; Security Deposit. Landlord and Tenant acknowledge that, in accordance with Section 8 of the First Amendment, Tenant has previously delivered an L-C in the amount of $201,816.64 and a cash Security Deposit in the amount of $29,498.33 to Landlord, with a second installment of the Security Deposit for the Expansion Premises due to Landlord on or before the Expansion Commencement Date (as the same has been modified pursuant to the terms of Section 2.1 above). Notwithstanding anything in the Lease to the contrary, on the Second Expansion Commencement Date, the Security Deposit held by Landlord pursuant to the Lease, as amended hereby, shall be increased to equal $200,219.66. Accordingly, on or before the Second Expansion Commencement Date, Tenant shall deposit with Landlord an amount equal to $170,721.33 (i.e., $29,498.33 representing the second installment set forth in Section 6 of the First Amendment for the Expansion Premises, and $141,223.00 representing the Security Deposit required in connection with the Second Expansion Premises) to be held by Landlord as a part of the Security Deposit. To the extent that the total amount held by Landlord at any time after the Second Expansion Commencement Date as security for the Lease, as hereby amended, is less $200,219.66, Tenant shall pay the difference to Landlord pursuant to the terms of the Lease.

9.    Right of First Refusal. Effective as of the date of this Second Amendment, Section 1.3 of the Original Lease is hereby deleted in its entirety and replaced with the following:

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“1.3    Right of First Refusal.

1.3.1    Right of First Refusal. Subject to the terms and conditions of this Section 1.3, Landlord hereby grants to Tenant an ongoing right of first refusal during the initial Lease Term with respect to any space in the buildings adjacent to the Building known as 3956 Point Eden Way and 3960 Point Eden Way (collectively, the “First Refusal Space”). Notwithstanding the foregoing, such first refusal right of Tenant as to each First Refusal Space shall commence only following the expiration or earlier termination of the existing leases of such First Refusal Space (including renewals of any such lease, irrespective of whether any such renewal is currently set forth in such lease or is subsequently granted or agreed upon, and regardless of whether such renewal is consummated pursuant to a lease amendment or a new lease). Such right of first refusal shall be subordinate to all rights of other tenants of the Project, which rights relate to the First Refusal Space and are set forth in leases of space in the Project existing as of the date hereof, including, without limitation, any expansion, first offer, first refusal, first negotiation and other rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to a lease amendment or a new lease (the “Superior Rights”. All such tenants of the First Refusal Space, and all such third party tenants in the Project holding Superior Rights, and all tenants under “Intervening Leases,” as that term is defined in Section 1.3.2.5, below, are collectively referred to as the “Superior Right Holders”.

1.3.2    Procedure for Lease.

1.3.2.1    Procedure for Offer. Subject to the terms hereof, Landlord shall notify Tenant (the “First Refusal Notice”) prior to entering into any lease with a third party for each First Refusal Space, which notice shall include base rent, allowance amounts if any, length of term, and other economic terms on which Landlord would be willing to lease the First Refusal Space to a third-party and upon which a third party would be willing to lease each First Refusal Space, as evidenced by a copy of the proposed term sheet with the third party containing the terms upon which Landlord is willing to enter into a lease with the third party, redacted to eliminate the name of the third party (the “Fundamental Terms”). Pursuant to such First Refusal Notice, Landlord shall offer to lease to Tenant the applicable First Refusal Space on the Fundamental Terms.

1.3.2.2    Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first refusal with respect to the First Refusal Space described in the First Refusal Notice, then within five (5) business days after delivery of the First Refusal Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s irrevocable exercise of its right of first refusal with respect to all of the First Refusal Space described in the First Refusal Notice on the Fundamental Terms provided for therein. If Tenant does not so notify Landlord within such five (5) business day period of Tenant’s exercise of its first refusal right, then Landlord shall be free to lease the space described in the First Refusal Notice to anyone to whom Landlord desires on terms that, on a net effective basis, are not

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more than ten percent (10%) more favorable to the tenant than the Fundamental Terms provided in the First Offer Notice. Prior to entering into a lease on terms more than ten percent (10%) more favorable than the Fundamental Terms, Landlord shall first re-offer such space to Tenant on such more favorable terms, as provided in this Section 1.3.

1.3.2.3    Construction In First Refusal Space. Subject to the Fundamental Terms provided to Tenant for the First Refusal Space, Tenant shall take the First Refusal Space in its “as is” condition, and Landlord shall not be obligated to provide or pay for any improvement of the First Refusal Space. For the avoidance of doubt, if the Fundamental Terms include a tenant improvement allowance or turn-key build out, Tenant shall receive the same allowance or turn-key build out, as applicable.

1.3.2.4    Lease of First Refusal Space. If Tenant timely exercises Tenant’s right of first refusal to lease First Refusal Space as set forth herein, Landlord and Tenant shall within fifteen (15) days after receipt of Landlord’s first draft of an amendment accurately setting forth the Fundamental Terms and not containing any new material terms, enter an amendment to this Lease (the “First Refusal Space Amendment”) for such First Refusal Space pursuant to this Section 1.3. Tenant’s lease of such First Refusal Space shall be upon the express terms set forth in the First Refusal Notice, but otherwise upon the same general terms and conditions set forth in this Lease and this Section 1.3. The First Refusal Space Lease shall not contain the rights set forth in Section 2.2, below, unless such rights were set forth in the First Refusal Notice. The term of Tenant’s lease of the First Refusal Space shall commence on the date set forth in the First Refusal Notice (provided that such commencement date shall in no event be earlier than the date of Landlord’s delivery of the applicable First Refusal Space to Tenant), and shall expire on the applicable date set forth in the First Refusal Notice.

1.3.2.5    Termination of First Refusal Right. The rights contained in this Section 1.3 may only be exercised if the Tenant or a Permitted Transferee then occupies at least seventy five percent (75%) of the Premises. The right of first refusal granted herein shall be continuous during the Lease Term, as extended, and shall not terminate as to particular First Refusal Space upon the failure by Tenant to exercise its right of first refusal with respect to such First Refusal Space as offered by Landlord and Landlord shall re-offer such space to Tenant upon the expiration or earlier termination of any lease (an “Intervening Lease”) entered into by Landlord following Tenant’s failure to timely exercise its right to lease the First Refusal Space (and prior to entering into any lease with a third party for each First Refusal Space), subject, however, to Landlord’s right to renew any such Intervening Lease, irrespective of whether any such renewal is initially set forth in such lease or is subsequently granted or agreed upon, and regardless of whether any such renewal is exercised strictly in accordance with its terms or pursuant to a lease amendment or a new lease. Any extension rights granted under an Intervening Lease shall be deemed to be “Superior Rights”, and

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the tenant under any Intervening Lease shall be a “Superior Right Holder” with respect thereto. The right to lease First Refusal Space as provided in this Section 1.3 may not be exercised if, as of the date of the attempted exercise of the expansion option by Tenant, or, at Landlord’s option, as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in default under this Lease, beyond any applicable notice and cure period.”

10.    Bill of Sale. Concurrently with Tenant’s execution of this Second Amendment, (a) Tenant shall (i) execute and deliver a Bill of Sale in a form materially consistent with that attached hereto as Exhibit C (the “Bill of Sale “), and (ii) deliver to Landlord consideration in the amount of One and 00/100 Dollar ($1.00) for Tenant’s purchase of all of the furniture, fixtures and equipment located in the Expansion Premises and the Second Expansion Premises as of the date hereof, other than the furniture, fixtures and equipment placed in Building E by Tenant, including the gym equipment located in Building J (the “Furniture”), the title for which Furniture shall be acquired by Landlord from the existing tenant prior to Landlord’s execution of this Second Amendment and (b) Landlord shall execute and deliver the Bill of Sale to Tenant. Landlord makes no representations, warranties, or agreements with respect to the Furniture or their condition. Upon the expiration or earlier termination of the Lease, Tenant shall be required to remove the Furniture in addition to all items of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, pursuant to the terms of the Lease.

11.    California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp approved in advance by Landlord; and (b) pursuant to Article 24 of the Original Lease, Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards disclosed by a CASp inspection ordered by Tenant; and, if anything done by or for Tenant in its use or occupancy of the Premises shall require repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord’s option, either perform such repairs at Tenant’s sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs.

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12.    Existing Lease. Landlord represents that it has terminated the existing lease(s) of the Expansion Premises and the Second Expansion Premises effective as of the date of this Second Amendment.

13.    Signage. The provisions of Section 23 of the Original Lease shall apply to signage at the Second Expansion Premises and Tenant shall have such signage rights with respect to the Second Expansion Premises.

14.    Surrender. Tenant shall not be required to restore any of the existing alterations in the Existing Premises.

15.    Lender Consent. Landlord represents that there is no mortgage or deed of trust encumbering Buildings E or J.

16.    No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall apply with respect to the Second Expansion Premises and shall remain unmodified and in full force and effect.

[signatures contained on following page]

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IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

LANDLORD:		TENANT:

HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership		ARCUS BIOSCIENCES, INC., a Delaware corporation
By: /s/ Terry Rosen
By:	HCP Estates USA Inc.,
	a Delaware corporation,	Name: Terry Rosen
its General Partner
Its: CEO

	By: /s/ Scott Bohn	By: /s/ Juan Jaen
Name: Scott Bohn
	Its: Vice President	Name: Juan Jaen

Its: President

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EXHIBIT A

OUTLINE OF SECOND EXPANSION PREMISES

EXHIBIT A -1-	Britannia Point Eden [Second Amendment] [Arcus Biosciences, Inc.]

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the initial improvement of the Second Expansion Premises by Tenant following the date of this Second Amendment. This Tenant Work Letter is essentially organized chronologically and addresses the issues of construction, in sequence, as such issues will arise during construction in the Second Expansion Premises.

SECTION 1

CONDITION OF SECOND EXPANSION PREMISES

Landlord shall deliver the Second Expansion Premises to Tenant in good, vacant, broom clean condition, in compliance with applicable laws (to the extent required to allow the legal occupancy of the Second Expansion Premises for the permitted use), with the roof water-tight and shall cause the plumbing, electrical systems, fire sprinkler system, lighting, and all other building systems serving the Second Expansion Premises to be in good operating condition and repair. In addition, Landlord hereby agrees to perform certain maintenance to the existing HVAC units serving the Second Expansion Premises, the scope of which shall be determined in Landlord’s reasonable discretion (the “HVAC Work”), which HVAC Work Landlord shall use commercially reasonable efforts to perform on or before the date which is sixty (60) days following the Effective Date. In the event Landlord has not performed the HVAC Work on or before the date which is seventy-five (75) days following the Effective Date (the “HVAC Work Outside Date”), then, as Tenant’s sole remedy for such delay, the date Tenant is otherwise obligated to commence payment of Base Rent for the Second Expansion Premises shall be delayed by one day for every two (2) days that the performance of the HVAC Work is delayed beyond the HVAC Work Outside Date. Further, Landlord at its sole cost shall be responsible to cause the exterior of Building J, the base Building, the existing Building entrances, and all exterior Common Areas (including required striping and handicapped spaces in the parking areas) to be in compliance with Applicable Laws, ADA and parking requirements, to the extent required to allow the legal occupancy of the Premises for the permitted use or completion of the Tenant Improvements (subject to Tenant’s interior design and utilization of existing entrances for required egress from Building J), and the structural portions of Building J to be in compliance with applicable laws and ADA requirements to the extent required to allow the legal occupancy of the Second Expansion Premises for the permitted use (subject to Tenant’s interior design and utilization of existing entrances for required egress from Building J). Tenant acknowledges that Tenant has had the opportunity to thoroughly examine the Second Expansion Premises. Subject to the express terms hereof, Tenant shall accept the Second Expansion Premises in their existing, “as-is” condition on the date of delivery thereof to Tenant. Except as specifically set forth in the Lease or this Second Amendment, Landlord shall have no obligation to make or pay for any improvements to the Second Expansion Premises.

EXHIBIT B -1-	Britannia Point Eden [Second Amendment] [Arcus Biosciences, Inc.]

SECTION 2

TENANT IMPROVEMENTS

2.1    Tenant Improvement Allowance. Commencing as of the date of this Second Amendment, Tenant shall be entitled to a one-time improvement allowance (the “Tenant Improvement Allowance”) in the amount of $450,000.00 (i.e., $15.00 per rentable square foot of the Second Expansion Premises) for the costs relating to the initial design and construction of Tenant’s improvements, refurbishment work and other renovations to the Second Expansion Premises or which are “Tenant Improvement Allowance Items,” as that term is defined in Section 2.2.1, below (collectively, the “Tenant Improvements”). Subject to the terms of this Exhibit B, in no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter or otherwise in connection with Tenant’s construction of the Tenant Improvements or any Tenant Improvement Allowance Items, as defined below, in a total amount which exceeds the sum of the Tenant Improvement Allowance. All Tenant Improvements that have been paid for with or reimbursed from the Tenant Improvement Allowance shall be deemed Landlord’s property under the terms of the Lease. Any portion of the Tenant Improvement Allowance as to which Tenant has not properly requested disbursement by December 31, 2020, shall revert to Landlord and Tenant shall have no further rights with respect thereto.

2.2    Disbursement of the Tenant Improvement Allowance.

2.2.1    Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance and Additional TI Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

2.2.1.1    Payment of all reasonable fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, project management fees, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord for specialists (such as a structural engineer) if needed for the review of the “Approved Working Drawings,” as that term is defined in Section 3.4 of this Tenant Work Letter;

2.2.1.2    The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3    The payment for all demolition and removal of existing improvements in the Second Expansion Premises;

2.2.1.4    The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, costs incurred for removal of existing furniture, fixtures or equipment in the Second Expansion Premises, hoisting and trash removal costs, costs to purchase and install in the Second Expansion Premises equipment customarily incorporated into laboratory improvements or laboratory utility systems, including, without limitation, UPS, DI Systems, boilers, air compressors, glass/cage washers and autoclaves, painting, and contractors’ fees and general conditions;

2.2.1.5    The cost of any changes in the Base Building when such changes are required by the Approved Working Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

EXHIBIT B -2-	Britannia Point Eden [Second Amendment] [Arcus Biosciences, Inc.]

2.2.1.6    The cost of any changes to the Approved Working Drawings or Tenant Improvements required by all applicable building codes (the “Code”);

2.2.1.7    Sales and use taxes;

2.2.1.8    Costs expended by Landlord pursuant to Section 4.1.1 of this Tenant Work Letter, below.

2.2.2    Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance and Additional TI Allowance, if applicable, for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.2.1    Monthly Disbursements. On or before the fifth (5th) day of each calendar month, during the design and construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for reimbursement of amounts paid to the “Contractor,” as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Second Expansion Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials for the Second Expansion Premises; (iii) executed conditional and/or unconditional mechanic’s lien releases, as applicable, from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) all other information reasonably requested by Landlord. As between Landlord and Tenant, Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Within forty-five (45) days thereafter, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant as set forth in this Section 2.2.2.1, above, and (B) the balance of any remaining available portion of the Tenant Improvement Allowance and Additional TI Allowance, if applicable, provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2    Final Deliveries. Following the completion of construction of the Tenant Improvements, Tenant shall deliver to Landlord properly executed final mechanic’s lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from all of Tenant’s Agents, and a certificate certifying that the construction of the Tenant Improvements in the Second Expansion Premises has been substantially completed. Tenant shall record a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Tenant Work Letter.

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2.2.2.3    Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance and Additional TI Allowance, if applicable, to the extent costs are incurred by Tenant for Tenant Improvements. All Tenant Improvement Allowance Items that have been paid for with or reimbursed from the Tenant Improvement Allowance and Additional TI Allowance shall be deemed Landlord’s property under the terms of the Lease.

2.3    Building Standards. The quality of Tenant Improvements shall be in keeping with the existing improvements in the Premises.

2.4    Removal of Tenant Improvements. Landlord may, by written notice to Tenant given concurrently with Landlord’s approval of the “Final Working Drawings”, as that term is defined in Section 3.3, below, require Tenant, prior to the end of the Lease Term, or given following any earlier termination of the Lease, at Tenant’s expense, to remove any Tenant Improvements which are deemed to be “Above Standard Tenant Improvements” (defined below) and to repair any damage to the Second Expansion Premises and Building caused by such removal and return the affected portion of the Second Expansion Premises to its previously existing condition. Other than with respect to Above Standard Tenant Improvements as set forth in this Section 2.4, Landlord shall not require Tenant to remove from the Second Expansion Premises any other Tenant Improvements (to the extent the same are constructed in the Second Expansion Premises in accordance with the terms of this Tenant Work Letter) upon the expiration or any earlier termination of the Lease Term. “Above Standard Tenant Improvements” shall mean any part of the Tenant Improvements which do not constitute normal and customary general laboratory or office improvements as reasonably determined by Landlord (Above Standard Tenant Improvements shall include, without limitation, improvements such as voice, data and other cabling, raised floors, floor penetrations, any installations outside the Premises or any areas requiring floor reinforcement, personal baths and showers, vaults, rolling file systems, internal stairwells, supplemental air conditioning units and structural alterations of any type). In addition to the foregoing, the following shall also be considered Above Standard Improvements: (i) laboratory improvements exceeding fifty percent (50%) of the rentable square footage of the Second Expansion Premises, (ii) a vivarium exceeding ten percent (10%) of the rentable square footage of the Second Expansion Premises, or (iii) a chemistry lab exceeding twenty-five percent (25%) of the rentable square footage of the Second Expansion Premises. Landlord approves in concept and shall not require Tenant to remove any of the Tenant Improvements to the extent shown on the Space Plan attached hereto as Schedule 1.

2.5    Additional Tenant Improvement Allowance. In addition to the Tenant Improvement Allowance, Tenant shall have the right, by written notice to Landlord, which expressly states that Tenant wishes to draw upon the Additional TI Allowance, given on or before December 31, 2020, to use up to $25.00 per rentable square foot of the Second Expansion Premises (i.e., up to $750,000.00) (the “Additional TI Allowance”) towards the payment of the costs of the Tenant Improvement Allowance Items. In the event Tenant exercises its right to use all or any portion of the Additional TI Allowance, Tenant shall be required to pay Landlord, commencing on the date the Tenant Improvements are completed (the “Additional Payment Commencement Date”), the “Additional TI Allowance Payment,” as that term is defined below, in consideration of Landlord provision of the Additional TI Allowance. The “Additional TI Allowance Payment” shall be determined as the missing component of an annuity, which

EXHIBIT B -4-	Britannia Point Eden [Second Amendment] [Arcus Biosciences, Inc.]

annuity shall have (i) the amount of the Additional TI Allowance utilized by Tenant as the present value amount, (ii) a number equal to the number of full calendar months then remaining in the Lease Term as the number of payments, (iii) a monthly interest factor equal to eighty-three one-hundredths percent (0.83%), which is equal to ten percent (10%) divided by twelve (12) months per year, and (iv) the Additional TI Allowance Payment as the missing component of the annuity. Following the calculation of the Additional TI Allowance Payment, Landlord and Tenant will enter into a lease amendment to confirm the amount thereof. Any portion of the Tenant Improvement Allowance or Additional TI Allowance as to which Tenant has not properly requested disbursement by December 31, 2020, shall revert to Landlord and Tenant shall have no further rights with respect thereto.

2.6    Failure to Disburse the Tenant Improvement Allowance. To the extent that Landlord fails to make payments from the Tenant Improvement Allowance or Additional TI Allowance in accordance with the terms of this Tenant Work Letter, and such amounts remain unpaid for thirty (30) days after notice from Tenant, then without limiting Tenant’s other remedies under the Lease, Tenant may, after Landlord’s failure to pay such amounts within five (5) business days after Tenant’s delivery of a second notice from Tenant delivered after the expiration of such 30-day period, pay the same and deduct the amount thereof from the Rent next due and owning under the Lease. Notwithstanding the foregoing, if during either the 30-day or 5-day period set forth above, Landlord (i) delivers notice to Tenant that it disputes any portion of the amounts claimed to be due, and (ii) pays any amounts not in dispute, Tenant shall have no right to offset any amounts against rent, but may institute proceedings to recover such amounts from Landlord.

SECTION 3

CONSTRUCTION DRAWINGS

3.1    Selection of Architect. Tenant shall retain an architect/space planner (the “Architect”) approved in advance by Landlord (which approval shall not be unreasonably withheld) to prepare the Final Space Plan and Final Working Drawings as provided in Sections 3.2 and 3.3, below. Landlord hereby approves Ware Malcomb as the Architect. Tenant shall retain the engineering consultants or design/build subcontractors designated by Tenant and reasonably approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Second Expansion Premises, which work is not part of the Base Building. All such plans and drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of any plans or drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.

EXHIBIT B -5-	Britannia Point Eden [Second Amendment] [Arcus Biosciences, Inc.]

3.2    Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Tenant Improvements before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, labs, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Second Expansion Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require. Landlord hereby approves the space plan and scope of work attached hereto as Schedule 1 (the “Space Plan”), and will not withhold its consent to the aspects of the working drawings to the extent set forth on the Space Plan.

3.3    Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, Title 24 calculations, electrical requirements and special electrical receptacle requirements for the Second Expansion Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Second Expansion Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is sufficiently complete to allow all of Tenant’s Agents to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within seven (7) business days after Landlord’s receipt of the Final Working Drawings for the Second Expansion Premises (five (5) business days for re-submissions) if the same is unsatisfactory or incomplete in any respect (provided that, except in the case of re-submissions, if the scope of such Final Working Drawings are such that Landlord cannot reasonably complete its review in such period, Landlord will inform Tenant, and such period will be extended five (5) additional business days). If Tenant is so advised, Tenant shall promptly cause the Final Working Drawings to be revised in accordance with such review and any disapproval of Landlord in connection therewith. If Landlord fails to respond to or approve of the Final Working Drawings or any re-submission thereof within the foregoing period after Landlord’s receipt of the Final Working Drawings or any re-submission, Tenant may submit a notice (the “Final Working Drawings Notice” ) with the following words in bold font, all capitalized: “ FINAL NOTICE: FAILURE TO RESPOND IN TWO (2) BUSINESS DAYS CONSTITUTES APPROVAL BY LANDLORD OF THE FINAL WORKING DRAWINGS.”    Failure of Landlord to respond to or approve of the Final Working Drawings or any re-submission thereof within two (2) business days after Landlord’s receipt of the Final Working Drawings Notice will constitute approval by Landlord of the Final Working Drawings.

3.5    Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Second Expansion Premises by Tenant. Concurrently with Tenant’s delivery of the Final

EXHIBIT B -6-	Britannia Point Eden [Second Amendment] [Arcus Biosciences, Inc.]

Working Drawings to Landlord for Landlord’s approval, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Second Expansion Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1    Tenant’s Selection of Contractors.

4.1.1    The Contractor; Landlord’s Project Manager. Tenant shall retain a licensed general contractor, approved in advance by Landlord, to construct the Tenant Improvements (“Contractor”). Landlord hereby approves MAI Construction, Inc. as the Contractor. Landlord’s approval of the Contractor shall not be unreasonably withheld. Landlord shall retain Project Management Advisors, Inc. (“PMA”) as a third party project manager for construction oversight of the Tenant Improvements on behalf of Landlord, and Tenant shall pay a fee to Landlord with respect to the PMA services equal to $4,069.00 per month of construction while Tenant is actively designing and/or constructing the Tenant Improvements (prorated for partial months), which amount shall be paid by Landlord deducting such amount from the Tenant Improvement Allowance each month while funds therein remain.

4.1.2    Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant and the Contractor shall be known collectively as “Tenant’s Agents”. The subcontractors used by Tenant, but not any laborers, materialmen, and suppliers, must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed. Landlord hereby approves of the subcontractors set forth in Schedule 2. If Landlord does not approve any of Tenant’s proposed subcontractors, Tenant shall submit other proposed subcontractors for Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

4.2    Construction of Tenant Improvements by Tenant’s Agents.

4.2.1    Construction Contract; Cost Budget. Tenant shall engage the Contractor under a commercially reasonable and customary construction contract, reasonably approved by Landlord (collectively, the “Contract”). Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.8, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the estimated total costs of the work of the Tenant Improvement project (the “Final Costs”). The difference between the amount of the Final Costs and the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in

EXHIBIT B -7-	Britannia Point Eden [Second Amendment] [Arcus Biosciences, Inc.]

the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements) is referred to herein as the “Over-Allowance Amount”. The Over-Allowance Amount shall be paid by Tenant out of its own funds following the disbursement of any of the then remaining portion of the Tenant Improvement Allowance and Additional TI Allowance. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be paid by Tenant as an addition to the Over-Allowance Amount out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord’s approval, prior to Tenant paying such costs. All Tenant Improvements (other than personal property and fixtures) paid for by the Over-Allowance Amount shall be deemed Landlord’s property under the terms of the Lease.

4.2.2    Tenant’s Agents.

4.2.2.1    Compliance with Drawings and Schedule. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; and (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall use commercially reasonable efforts to adhere to such corrected schedule.

4.2.2.2    Indemnity. Tenant’s indemnity of Landlord as set forth in Article 10 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Second Expansion Premises, subject to the terms of the penultimate sentence of Section 10.1 of the Lease. The foregoing indemnity shall not apply to claims caused by the gross negligence or willful misconduct of Landlord, its member partners, shareholders, officers, directors, agents, employees, and/or contractors or Landlord’s violation of the Lease.

4.2.2.3    Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of substantial completion of the work under the Contract (“Substantial Completion”). Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after Substantial Completion. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with

EXHIBIT B -8-	Britannia Point Eden [Second Amendment] [Arcus Biosciences, Inc.]

respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4    Insurance Requirements.

4.2.2.4.1    General Coverages. All of Tenant’s Agents shall carry the following insurance with insurers having a minimum A.M. best rating of A- VIII or better (i) worker’s compensation insurance covering all of Tenant’s Agents’ respective employees with a waiver of subrogation in favor of Landlord and the property manager, (ii) commercial general liability insurance with a limit of not less than $1,000,000 per occurrence and $2,000,000 general aggregate, including products/completed operations and contractual coverage, and including Landlord and its property manager as additional insureds, and (ii) if the cost of such Tenant Improvements exceeds $100,000 in the aggregate, then Builders Risk insurance covering the construction of the Tenant Improvements, and such policy shall include Landlord as an additional insured, it being understood and agreed that the Tenant Improvements shall be insured by Landlord pursuant to the Lease, immediately upon completion thereof.

4.2.2.4.2    Intentionally Omitted.

4.2.2.4.3    General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements paid for by Landlord are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for three (3) years following completion of the work. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter.

4.2.3    Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4    Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder

EXHIBIT B -9-	Britannia Point Eden [Second Amendment] [Arcus Biosciences, Inc.]

nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, on the grounds that the construction is defective or fails to comply with the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any such defects or deviations shall be rectified by Tenant at no expense to Landlord, provided however, that in the event a defect or deviation exists that materially adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s reasonable satisfaction.

4.2.5    Meetings. Commencing upon the date Tenant begins to plan the Tenant Improvements, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor (once retained) regarding the progress of the preparation of Approved Working Drawings and the construction of the Tenant Improvements, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment, if any.

4.3    Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a valid Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (x) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (y) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (z) to deliver to Landlord two (2) sets of copies of such record set of drawings (hard copy and CAD files) within ninety (90) days following Substantial Completion, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Second Expansion Premises. Within fifteen (15) days after request by Tenant following the Substantial Completion of the Tenant Improvements, Landlord will acknowledge its approval of the Tenant Improvements (provided that such approval has been granted) by placing its signature on a Contractor’s Certificate of Substantial Completion fully executed by the Architect, Contractor and Tenant. Landlord’s approval shall not create any contingent liabilities for Landlord with respect to any latent quality, design, Code compliance or other like matters that may arise subsequent to Landlord’s approval.

EXHIBIT B -10-	Britannia Point Eden [Second Amendment] [Arcus Biosciences, Inc.]

SECTION 5

MISCELLANEOUS

5.1    Tenant’s Representative. Tenant has designated Steve Chan, VP of Finance, as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord from Tenant, shall each have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2    Landlord’s Representative. Landlord has designated Jeff Marcowitz with PMA, as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3    Time is of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4    Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, if any default by Tenant under the Lease or this Tenant Work Letter occurs at any time on or before the substantial completion of the Tenant Improvements and such default remains uncured ten (10) days following Landlord’s notice of such default to Tenant, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance.

5.5    Landlord Caused Delays. Base Rent as to the Second Expansion Premises shall be abated for the number of days of actual delay of the substantial completion of the Tenant Improvements in the Second Expansion Premises to the extent caused by a “Landlord Caused Delay,” as that term is defined, below, but only to the extent such Landlord Caused Delay causes the substantial completion of the Tenant Improvements to occur after the date which is ninety (90) days following the delivery date. As used herein, “Landlord Caused Delay” shall mean actual delays in the substantial completion of the Premises to the extent resulting from interference (when judged in accordance with industry custom and practice) with Tenant’s construction of the Tenant Improvements to the extent caused by (i) Landlord’s failure to timely approve or disapprove any matter requiring Landlord’s approval pertaining to the Tenant Improvements within the time periods set forth above or if not specified, within a reasonable period of time; (ii) Landlord’s failure to timely disburse the Tenant Improvement Allowance or Additional TI Allowance; or (iii) material and unreasonable interference by Landlord with substantial completion of the Second Expansion Premises if such interference (A) objectively precludes or delays the construction of Tenant Improvements therein or any portion thereof, and (B) relates to access by Tenant to the Second Expansion Premises or any of the Building’s facilities (including loading docks and freight elevators) or services and utilities (including temporary power and parking areas as provided herein) during normal construction hours, or the use thereof during normal construction hours. If Tenant contends that a Landlord Caused Delay has occurred, Tenant shall notify Landlord in writing of the event which constitutes such Landlord Caused Delay. Tenant will additionally use reasonable efforts to mitigate the effects of any Landlord Caused Delay through the re-sequencing or re-scheduling

EXHIBIT B -11-	Britannia Point Eden [Second Amendment] [Arcus Biosciences, Inc.]

of work, if feasible, but this sentence will not be deemed to require Tenant to incur overtime or after-hours costs unless Landlord agrees in writing to bear such costs. In addition, Tenant shall endeavor to provide notice to Landlord when Tenant becomes aware of any expected or potential Landlord Caused Delays prior to any such delay actually occurring, in order to allow Landlord to attempt to mitigate such potential delay. If such actions, inaction or circumstance described in the notice (the “Landlord Delay Notice”) are not cured by Landlord within one (1) business day of Landlord’s receipt of the Landlord Delay Notice and if such action, inaction or circumstance otherwise qualify as a Landlord Caused Delay, then a Landlord Caused Delay shall be deemed to have occurred commencing as of the date of Landlord’s receipt of the Landlord Delay Notice and ending as of the date such delay ends.

EXHIBIT B -12-	Britannia Point Eden [Second Amendment] [Arcus Biosciences, Inc.]

SCHEDULE 1

SPACE PLAN

SCHEDULE 1 -1-	Britannia Point Eden [Second Amendment] [Arcus Biosciences, Inc.]

SCHEDULE 2

APPROVED SUBCONTRACTORS

Ceiling & Drywall:

Tisys Construction

Magnum Drywalls

Bayside Drywall

Laboratory Casework:

ISEC

E-TOPS

Genie Scientific

Mechanic & Plumbing:

ACCO Engineered Systems

Therma Mechanical

Thermal Mechanical

Electrical:

RK Electric

Rodda Electric

Howell Electric

SCHEDULE 2 -1-	Britannia Point Eden [Second Amendment] [Arcus Biosciences, Inc.]

EXHIBIT C

BILL OF SALE

BILL OF SALE

This Bill of Sale (“Agreement”) is made and entered into as of October     , 2017, from HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership (“Owner”) to ARCUS BIOSCIENCES, INC., a Delaware corporation (“Buyer”).

RECITALS

A.    Concurrent with the consummation of this Agreement, Owner and Buyer shall execute that certain Second Amendment to Lease of even date herewith (the “Second Amendment”) by and between Owner, as landlord, and Buyer, as tenant, with respect to that certain premises more particularly described in the Second Amendment (the “Premises”) in the buildings located at 26118 Research Road, Hayward, California, 3920 Point Eden Way, Hayward, California, and 3928 Point Eden Way, Hayward, California, which buildings are located in the Britannia Point Eden Business Park (the “Project”); and

B.    Owner is the owner of all of the office furniture, fixtures, personal property, and equipment which is currently located in the Premises, other than any placed in the Premises by Buyer, including the gym equipment therein (the “Furniture”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Owner and Buyer agree as follows:

TERMS AND CONDITIONS

1.    Consideration. As consideration for the sale of the Furniture by Owner to Buyer, Buyer hereby agrees to pay to Owner the amount of One and 00/100 Dollar ($1.00) (the “Purchase Price”).

2.    Transfer and Assignment. Subject to the terms and provisions contained herein, as of the Effective Date (as defined below) of this Agreement, Owner transfers and conveys to Buyer all of its right, title and interest in and to the Furniture, free and clear of all liens, encumbrances and security interests created by Owner. Buyer accepts the transfer and conveyance of the right, title and interest of Owner in and to the Furniture subject to the provisions contained herein. Buyer accepts the Furniture in its currently existing “as-is” condition. As used herein, the “Effective Date” means the date on which Owner and Buyer fully execute and deliver both this Agreement and the Second Amendment.

3.    Inspection of the Furniture. Buyer has had the opportunity to inspect the Furniture and determine that it is acceptable to Buyer. Owner has not made, and shall not be bound by, any statements, agreement, or representations regarding the Furniture except as expressly set forth in Section 2.

EXHIBIT C -1-	Britannia Point Eden [Second Amendment] [Arcus Biosciences, Inc.]

4.    NO WARRANTY FOR MERCHANTABILITY AND FITNESS. SUBJECT TO SECTION 2, BUYER AGREES THAT OWNER MAKES NO WARRANTIES, EXPRESSED OR IMPLIED AND ALL WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMITATION ANY EXPRESSED OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PURPOSE OR CONDITION OF SAME, ARE HEREBY EXCLUDED BOTH AS TO THE FURNITURE AND AS TO MAINTENANCE OR REPAIR WORK PERFORMED BY OWNER, IF ANY, ON THE FURNITURE. BUYER HEREBY ACCEPTS THE FURNITURE ON AN “AS-IS” “WHERE-IS” BASIS WITH ALL FAULTS. IT IS EXPRESSLY AGREED THAT OWNER SHALL HAVE NO RESPONSIBILITY TO REPAIR, MAINTAIN, REPLACE, OR OTHERWISE CARE FOR THE FURNITURE. OWNER AND BUYER AGREE THAT THE DISCLAIMERS OF WARRANTIES AS CONTAINED IN THIS PARAGRAPH ARE CONSPICUOUS.

5.    RELEASE AND COVENANT NOT TO SUE. AS AN INDUCEMENT TO, AND AS FURTHER CONSIDERATION FOR OWNER AGREEING TO SELL THE FURNITURE TO BUYER UPON THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, BUYER COVENANTS AND AGREES THAT, SUBJECT TO SECTION 2, IT SHALL FOREVER RELEASE OWNER, AND COVENANTS NOT TO SUE OWNER, WITH RESPECT TO ANY MATTER ARISING OUT OF THE FURNITURE, INCLUDING, WITHOUT LIMITATION, ITS CONDITION REGARDLESS OF WHETHER SUCH CONDITION IS KNOWN OR UNKNOWN AND/OR WHETHER SUCH CONDITION IS LATENT OR PATENT. THE FOREGOING RELEASE AND COVENANT NOT TO SUE SHALL APPLY TO ALL CLAIMS AT LAW OR IN EQUITY, SUBJECT TO SECTION 2, INCLUDING, BUT NOT LIMITED TO, CLAIMS OR CAUSES OF ACTION FOR PERSONAL INJURY OR DEATH, PROPERTY DAMAGE AND CLAIMS FOR CONTRIBUTION.

6.    Entire Agreement. This Agreement constitutes the entire agreement between Owner and Buyer regarding Furniture and supersedes all oral statements and prior writings relating thereto. No representations, warranties, or agreements have been made by Owner or Buyer with respect to this Agreement or the obligations of Owner or Buyer in connection therewith.

7.    Severability. If any provisions of this Agreement shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall not be affected or impaired, and such remaining provisions shall remain in full force and effect.

8.    Voluntary Agreement. The parties hereto, and each of them, further represent and declare that they have carefully read this Agreement and know the contents thereof and that they sign the same freely and voluntarily. This Agreement and each provision of this Agreement was negotiated by the parties and therefore, neither this Agreement nor any provision of this Agreement shall be interpreted for or against any party on the basis such party or its attorney drafted the agreement or provision in question.

EXHIBIT C -2-	Britannia Point Eden [Second Amendment] [Arcus Biosciences, Inc.]

9.    Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permissible assigns.

10.    Counterparts. This Agreement may be executed in counterparts, all of which executed counterparts shall together constitute a single document. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document.

[signatures contained on following page]

EXHIBIT C -3-	Britannia Point Eden [Second Amendment] [Arcus Biosciences, Inc.]

Owner and Buyer have executed this Bill of Sale as of the date first set forth above.

“OWNER”	HAYWARD POINT EDEN I LIMITED PARTNERSHIP,
a Delaware limited partnership

By: HCP Estates USA Inc.,
a Delaware corporation,
its General Partner

By:
Name:
Its:

“BUYER”	ARCUS BIOSCIENCES, INC.,
a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT C -4-	Britannia Point Eden [Second Amendment] [Arcus Biosciences, Inc.]